UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

PUMA BIOTECHNOLOGY, INC.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 30, 2018

Fellow Stockholder:

You are invited to attend the annual meeting of stockholders of Puma Biotechnology, Inc. (the “Company,” “we,” “us” or “our”) to be held on Tuesday, June 12, 2018, at 1:00 p.m. local time, at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 2150, Los Angeles, CA 90024.

At this year’s annual meeting you will be asked to:

1.	Elect six directors to serve for a one-year term;

2.	Ratify the selection of our independent registered public accounting firm;

3.	Vote on an advisory basis to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”);

4.	Vote on an advisory basis regarding the frequency of future say-on-pay votes (“frequency vote”); and

5.	Transact such other business as may properly come before the annual meeting.

The accompanying Notice of Annual Meeting and proxy statement describe these matters. We urge you to read this information carefully.

The Board of Directors unanimously believes that election of its nominees to serve as our directors, ratification of our independent registered public accounting firm, approval of the say-on-pay vote, and a vote for “1 Year” with respect to the frequency vote are in the best interests of the Company and its stockholders and, accordingly, recommends a vote “FOR” each of the nominees for director named in the proxy statement, a vote “FOR” the ratification of our independent registered public accounting firm, a vote “FOR” the say-on-pay vote, and a vote for “1 Year” with respect to the frequency vote.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may submit your proxy over the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Submitting your proxy over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

The Board of Directors appreciates and encourages stockholder participation. Thank you for your continued support.

Sincerely,

Alan H. Auerbach Chairman, President, Chief Executive Officer and Secretary

PUMA BIOTECHNOLOGY, INC.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON TUESDAY, JUNE 12, 2018

To the Stockholders of Puma Biotechnology, Inc. (the “Company,” “we” and “our”):

We will hold an annual meeting of stockholders of the Company at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 2150, Los Angeles, CA 90024, on Tuesday, June 12, 2018, at 1:00 p.m. local time. At the annual meeting we will consider and act upon the following matters:

1.	Election of six directors to serve for a one-year term expiring at the 2019 annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier resignation or removal. The nominees are Alan H. Auerbach, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Troy E. Wilson and Frank E. Zavrl.

2	Ratification of the selection of KPMG LLP (“KPMG”), as our independent registered public accounting firm for the year ending December 31, 2018.

3.	Advisory (non-binding) vote to approve the compensation of our named executive officers as described in the proxy statement (“say-on-pay vote”).

4.	Advisory (non-binding) vote regarding the frequency of holding future say-on-pay votes (“frequency vote”).

5.	Such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.

The proxy statement accompanying this notice describes each of these items of business in detail. The Board of Directors recommends a vote “FOR” each of the six nominees for director named in the proxy statement, a vote “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm, a vote “FOR” the say-on-pay vote, and a vote for “1 Year” for the frequency vote.

Only the Company’s stockholders of record at the close of business on April 20, 2018, the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting, or any adjournment or postponement thereof, are entitled to notice of, and to vote at, the annual meeting. On April 20, 2018, we had 37,766,996 shares of common stock outstanding. A list of stockholders eligible to vote at the annual meeting will be available for inspection at the annual meeting and at the Company’s principal executive offices at 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024 during regular business hours for a period of no less than ten days prior to the annual meeting.

Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. If you are viewing the proxy statement on the Internet, you may grant your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials previously mailed to you and the instructions listed on the Internet site. If you are receiving a paper copy of the proxy statement, you may submit your proxy by completing and mailing the proxy card enclosed with the proxy statement, or you may grant your proxy electronically via the Internet or by telephone by following the instructions on the proxy card. Submitting a proxy over the Internet, by telephone or by mailing a proxy card will ensure your shares are represented at the annual meeting.

The annual meeting is accessible to those who require special assistance or accommodation. If you require special assistance or accommodation, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com or write to: Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, California 90024, Attention: Investor Relations.

By Order of the Board of Directors,

Alan H. Auerbach
Chairman, President, Chief Executive Officer and Secretary

PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION

General

Your proxy is solicited on behalf of the Board of Directors (the “Board”) of Puma Biotechnology, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), for use at our 2018 annual meeting of stockholders to be held on Tuesday, June 12, 2018, at 1:00 p.m. local time, at the Company’s principal executive offices, 10880 Wilshire Blvd., Suite 2150, Los Angeles, CA 90024, or at any continuation, postponement or adjournment thereof (the “annual meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the annual meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the annual meeting.

In accordance with the Securities and Exchange Commission’s “notice and access” model, we have elected to provide access to our proxy materials, including our notice of annual meeting, this proxy statement and our annual report to stockholders, over the Internet. Accordingly, on or about April 30, 2018, we intend to make our proxy materials available on the Internet and to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record. On or about April 30, 2018, we also intend to mail a paper copy of the proxy materials and proxy card to other stockholders of record who have elected to receive such materials in paper form. Brokers and other nominees who hold shares on behalf of beneficial stockholders will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. If you properly request a printed copy of the proxy materials, we intend to mail the proxy materials, together with a proxy card, to you, within three business days of such request.

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Stockholders to be Held on June 12, 2018

The Notice of Annual Meeting, this proxy statement and our 2017 Annual Report, which consists of a letter to stockholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, are available on our website at http://investor.pumabiotechnology.com/annual-meeting. This website address contains the following documents: the Notice, the proxy statement and proxy card sample, and the 2017 Annual Report. You are encouraged to access and review all of the important information contained in the proxy materials before voting.

Who Can Vote

You are entitled to vote at the annual meeting if you were a stockholder of record of our common stock as of the close of business on April 20, 2018. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the annual meeting. Your shares may be voted at the annual meeting only if you are present in person or represented by a valid proxy.

Voting of Shares

You may vote by attending the annual meeting and voting in person or you may submit a proxy to have your shares voted at the annual meeting. The method of submitting your proxy will differ depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy and whether you are a beneficial stockholder or a stockholder of record.

Beneficial Stockholders. Beneficial stockholders hold their shares through a broker, bank, trustee or other nominee (that is, in “street name”) rather than directly in their own name. If you hold your shares in street name, you are a “beneficial stockholder,” and the Notice and proxy materials are made available to you by the organization holding your account. That organization is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial stockholder, you have the right to instruct that organization on how to vote the shares held in your account.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, or if you hold stock certificates in your name, you are considered the stockholder of record with respect to those shares, and the Notice and proxy materials are made available directly to you by the Company. If you requested printed copies of the proxy materials by mail, you will receive a proxy card from us.

Voting/Submitting Proxy. Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may submit a proxy to authorize how your shares are voted at the annual meeting. You can submit a proxy over the Internet by following the instructions on the website referred to in the Notice or, if you requested and received printed copies of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions on the proxy card enclosed with the proxy materials.

If you are a beneficial stockholder, you may also submit your voting instructions over the Internet by following the instructions provided in the Notice, or, if you requested and received printed copies of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided to you by your bank, broker, trustee or other nominee.

Submitting your proxy or voting instructions via the Internet, by telephone or by mail will not affect your right to vote in person should you decide to attend the annual meeting, although beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds their shares giving them the right to vote the shares at the annual meeting in order to vote in person at the meeting.

The Internet and telephone voting facilities will close at 12:00 noon (CT) on June 11, 2018. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you submit your proxy over the Internet or by telephone, then you do not need to return a written proxy card by mail.

YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the annual meeting. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.

All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) that have not been properly revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxies. If no direction is indicated on a properly submitted proxy, your shares will be voted “FOR” each of the six nominees for director named in the proxy statement, “FOR” the ratification of the selection of KPMG as our independent registered public accounting firm, “FOR” the say-on-pay vote, and for “1 Year” for the frequency vote. The proxy gives each of Alan H. Auerbach and Charles R. Eyler discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the annual meeting.

Revocation of Proxy

If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the annual meeting by taking any of the following actions:

•	delivering to our Corporate Secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (the proxy holders will vote your shares in accordance with your latest telephone or Internet voting instructions); or

•	attending the annual meeting and voting in person, although attendance at the annual meeting will not, by itself, revoke a proxy.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Puma Biotechnology, Inc.

10880 Wilshire Boulevard, Suite 2150

Los Angeles, CA 90024

Attention: Corporate Secretary

If you are a beneficial stockholder and you submit a voting instruction form, you may change your vote by submitting new voting instructions to your bank, broker, trustee or other nominee in accordance with the procedures of such bank, broker, trustee or other nominee.

Voting in Person

If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Beneficial stockholders must obtain a “legal proxy” from the bank, broker, trustee or other nominee that holds their shares giving them the right to vote the shares at the annual meeting in order to vote in person at the meeting.

Quorum and Votes Required

At the close of business on April 20, 2018, 37,766,996 shares of our common stock were outstanding and entitled to vote at the annual meeting. All votes will be tabulated by the inspector of election appointed for the annual meeting.

Quorum. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the annual meeting. Shares of common stock held by persons attending the annual meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes,” if any, will be counted as present for purposes of determining a quorum.

Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of certain “non-routine” matters, without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes.” Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. If you are a beneficial stockholder holding shares through a broker or other nominee and you do not submit instructions on how your shares should be voted, your broker or other nominee will not be able to vote your shares on Proposal 1 (election of directors), Proposal 3 (say-on-pay vote) or Proposal 4 (frequency vote).

Votes Required

Proposal 1 – Election of Directors. Directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote. Stockholders will be given the choice to vote “for” or

“withhold” votes for each nominee. Thus, the six nominees receiving the greatest number of votes “FOR” their election will be elected. Broker non-votes are not considered votes entitled to vote and therefore will not affect the outcome of the vote.

Proposal 2 – Ratification of Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast at the annual meeting is required for the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018. Abstentions are not considered votes cast and therefore will not affect the outcome of the vote. Brokers have authority in the absence of timely instructions from their beneficial owners to vote on this proposal. As a result, there will be no broker non-votes for this proposal.

Proposal 3 – Advisory Say-on-Pay Vote. The affirmative vote of a majority of the shares cast at the annual meeting is required for approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the proxy statement. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote.

Proposal 4 – Advisory Frequency Vote. The affirmative vote of a majority of the shares cast at the annual meeting is required for approval, on an advisory basis, of the frequency of future say-on-pay votes. Abstentions and broker non-votes are not considered votes cast and therefore will not affect the outcome of the vote. With respect to this item, if none of the frequency alternatives (1 year, 2 years or 3 years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders. However, because this vote is advisory and not binding on us or our Board in any way, our Board may decide that it is in our and our stockholders’ best interests to hold a say-on-pay vote more or less frequently than the option approved by our stockholders.

Solicitation of Proxies

Our Board is soliciting proxies for the annual meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation of proxies by delivery of the Notice or proxy statement by mail, we will request that brokers, banks and other nominees that hold shares of our common stock, which are beneficially owned by our stockholders, send Notices, proxies and proxy materials to those beneficial owners and secure those beneficial owners’ voting instructions. We will reimburse those record holders for their reasonable expenses. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our stockholders, either personally or by telephone, Internet, facsimile or special delivery letter.

Assistance

If you need assistance in submitting your proxy over the Internet or completing your proxy card or have questions regarding the annual meeting, please contact Investor Relations at (424) 248-6500 or ir@pumabiotechnology.com or write to: Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Investor Relations.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2017 and in our periodic reports on Form 10-Q and our current reports on Form 8-K.

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

Under our second amended and restated bylaws (“Bylaws”), the number of directors shall be fixed from time to time by resolutions of the directors. Our Board has fixed the current size of the Board at six members.

Directors and Board Nominees

Based upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated Alan H. Auerbach, Michael P. Miller, Jay M. Moyes, Adrian M. Senderowicz, Troy E. Wilson and Frank E. Zavrl for re-election as directors to the Board. If elected, each director will serve a one-year term expiring at the close of our next annual meeting in 2019, and until such director’s successor is elected and qualified, or until such director’s earlier resignation or removal. Each of Messrs. Auerbach, Miller, Moyes and Zavrl, and Drs. Senderowicz and Wilson currently serve on our Board. Each nominee has agreed to serve if elected. If any nominee should become unavailable for election prior to the Annual Meeting (an event that currently is not anticipated by the Board) the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board or, alternatively, the number of directors may be reduced accordingly by the Board.

Set forth below is certain information with respect to the nominees. Proxies cannot be voted for a greater number of nominees than the six nominees set forth below.

Name	Age	Director Since	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Alan H. Auerbach	48	2011
Michael P. Miller	61	2018
Jay M. Moyes	64	2012	C	C	C
Adrian M. Senderowicz	54	2015		M	M
Troy E. Wilson	49	2013	M		M
Frank E. Zavrl	52	2015	M	M

“C” indicates current Chair “M” indicates current member

Director Biographical Information

The following biographical information is furnished with respect to our current directors, each of whom is a nominee.

Alan H. Auerbach. Mr. Auerbach has served as Chairman of our Board and as our President and Chief Executive Officer since October 2011. Prior to October 2011, he served in such capacity at Puma Biotechnology, Inc. (“Puma”), a privately held Delaware corporation and our predecessor, from its inception in September 2010. Prior to founding Puma, Mr. Auerbach founded Cougar Biotechnology, Inc. (“Cougar”) in May 2003 and served as its Chief Executive Officer, President and a member of its board of directors until July 2009, when Cougar was acquired by Johnson & Johnson. From July 2009 until January 2010, Mr. Auerbach served as the Co-Chairman of the Integration Steering Committee at Cougar (as part of Johnson & Johnson) that provided leadership and oversight for the development and global commercialization of Cougar’s lead drug candidate, abiraterone acetate, for the treatment of advanced prostate cancer. Prior to founding Cougar, from June 1998 to April 2003, Mr. Auerbach was a Vice President, Senior Research Analyst at Wells Fargo Securities, where he was responsible for research coverage of small- and middle-capitalization biotechnology companies, with a focus on companies in the field of oncology. Mr. Auerbach served as a director of Radius Health, Inc., a public pharmaceutical company focused on acquiring and developing new therapeutics for the treatment of osteoporosis and other women’s health conditions, from May 2011 to December 2017 and its predecessor entity from October 2010 to May 2011. Mr. Auerbach received a B.S. in Biomedical Engineering from Boston University and an M.S. in Biomedical Engineering from the University of Southern California. Mr. Auerbach was nominated to serve as a director because of his position as our President and Chief Executive Officer and his significant experience as an executive and research analyst in the biotechnology industry.

Our employment agreement with Mr. Auerbach dated January 19, 2012, provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement. His employment agreement expires September 1, 2018, but is subject to successive automatic one-year renewal terms.

Michael P. Miller. Mr. Miller has been a director since February 2018. Mr. Miller has served as the Executive Vice President U.S. Commercial of Jazz Pharmaceuticals plc, a public biopharmaceutical company, since May 2017 and as its Senior Vice President U.S. Commercial from April 2014 until May 2017. From April 2010 to January 2014, Mr. Miller was Senior Vice President and Chief Commercial Officer of Vivus, Inc., a public biopharmaceutical company. From 2006 to 2010, Mr. Miller served as Vice President, Sales and Marketing, leading the HER Family Oncology Franchise, of Genentech, Inc., a biotechnology company and wholly owned subsidiary of Roche Holding Ltd. From 2003 to 2005, Mr. Miller served as the Senior Vice President, Chief Commercial Officer of Connetics Corporation, a specialty pharmaceutical company acquired by Stiefel Laboratories, Inc. Previously, from 1997 to 2001, Mr. Miller served as Vice President of the Urology Business Unit of ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson. Prior to 1997, Mr. Miller served 13 years in various sales and marketing positions at Syntex Corporation, a pharmaceutical company acquired by Roche Holding Ltd. He currently serves as a member of two non-profit boards, the Leukemia and Lymphoma Society (Silicon Valley Chapter) and the Zane Beadles Parade Foundation. Mr. Miller received a B.S. in Business Administration and Finance from the University of San Francisco and an M.B.A. in Information and Computer Systems from San Francisco State University. Mr. Miller was nominated as a director because of his significant experience and background in the life sciences industry.

Jay M. Moyes. Mr. Moyes has been a director since April 2012. Mr. Moyes has been a member of the board of directors of Achieve Life Sciences, Inc., a public specialty pharmaceutical company, since August 2017. He has been a member of the board of directors of Biocardia, Inc., a privately held cardiovascular regenerative medicine company, since January 2011, and a member of the board of directors of Integrated Diagnostics, Inc., a privately held molecular diagnostics company, since March 2011. Mr. Moyes was a member of the board of directors of Osiris Therapeutics, Inc., a public bio-surgery company, from May 2006 until December 2017 and Amedica Corporation, a public orthopedic implant company, from November 2012 to August 2014. He served as Chief Financial Officer of Amedica from October 2013 to August 2014. From May 2008 through July 2009, Mr. Moyes served as the Chief Financial Officer of XDx, Inc., a privately held molecular diagnostics company. Prior to that, Mr. Moyes served as the Chief Financial Officer of Myriad Genetics, Inc., a publicly held healthcare diagnostics company, from June 1996 until his retirement in November 2007, and as its Vice President of Finance from July 1993 until July 2005. From 1991 to 1993, Mr. Moyes served as Vice President of Finance and Chief Financial Officer of Genmark, Inc., a privately held genetics company. Mr. Moyes held various positions with the accounting firm of KPMG LLP from 1979 through 1991, most recently as a Senior Manager. He holds an M.B.A. from the University of Utah, a B.A. in economics from Weber State University, and is formerly a Certified Public Accountant. Mr. Moyes also served as a member of the Board of Trustees of the Utah Life Science Association from 1999 through 2006. Mr. Moyes was nominated to serve as a director because of his extensive background in finance and accounting and his experience in the context of the life sciences industry enables him to make significant contributions to the Board.

Adrian M. Senderowicz. Dr. Senderowicz has been a director since August 2015. Dr. Senderowicz has been Senior Vice President and Chief Medical Officer of Constellation Pharmaceuticals, Inc., a private clinical-stage biopharmaceutical company focusing on the development of novel tumor-targeted and immuno-oncology therapies, since July 2017. Dr. Senderowicz served as Senior Vice President and Chief Medical Officer of

Cerulean Pharma Inc., a public clinical-stage company developing nano-particle conjugates, from September 2015 until June 2017. Dr. Senderowicz served as the Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs from August 2014 to February 2015, and Clinical and Regulatory Strategy Officer from February 2015 to April 2015 of Ignyta, Inc., a public precision oncology biotechnology company. Prior to joining Ignyta, Dr. Senderowicz was Vice President, Global Regulatory Oncology at Sanofi, a position he held from September 2013 to August 2014. Prior to Sanofi, Dr. Senderowicz was Chief Medical Officer and Vice President, Medical Development at Tokai Pharmaceuticals, Inc. from August 2012 to March 2013. From August 2008 to March 2012, Dr. Senderowicz held positions of increasing responsibility, including Senior Medical Director, Oncology Clinical Development, at AstraZeneca. Before his tenure at AstraZeneca, Dr. Senderowicz spent almost four years in a variety of leadership positions at the U.S. Food and Drug Administration Division of Oncology Drug Products in the Center for Drug Evaluation and Research. Prior to his work with the U.S. Food and Drug Administration (“FDA”), Dr. Senderowicz held a variety of clinical and research positions, including Coordinator of the Prostate Cancer Drug Development Clinic and Investigator and Chief, Molecular Therapeutics Unit, with the National Cancer Institute/National Institutes of Health. Dr. Senderowicz holds both an M.D. and an Instructor of Pharmacology degree from the School of Medicine at the Universidad de Buenos Aires in Argentina. Dr. Senderowicz was nominated as a director because of his extensive clinical and regulatory background and his significant experience in the life sciences industry.

Troy E. Wilson. Dr. Wilson has been a director since October 2013. Dr. Wilson has been the President and Chief Executive Officer and a member of the board of directors of Kura Oncology, Inc., a public reporting clinical stage biopharmaceutical company discovering and developing personalized therapeutics for the treatment of solid tumors and blood cancers, since August 2014. He has also been the President and Chief Executive Officer and a member of the board of managers of Avidity Biosciences LLC, a private biopharmaceutical company, since November 2012 and the President and Chief Executive Officer of Wellspring Biosciences, Inc., a private biopharmaceutical company, and its parent company Araxes Pharma LLC, a private biopharmaceutical company, since July 2012. He has been a member of the board of directors of Wellspring Biosciences, Inc. and the board of managers of Araxes Pharma LLC since May 2012. He has served as a director of Zosano Pharma Corporation, a public clinical stage specialty pharmaceutical company that has developed a proprietary transdermal microneedle patch system to deliver its proprietary formulations of existing drugs through the skin for the treatment of a variety of indications, since June 2014. Dr. Wilson served as the President and Chief Executive Officer and a member of the board of directors of Intellikine, Inc., a private biopharmaceutical company, from April 2007 to January 2012 and from August 2007 to January 2012, respectively. He holds a J.D. from New York University and graduated with a Ph.D. in bioorganic chemistry and a B.A. in biophysics from the University of California, Berkeley. Dr. Wilson was nominated to serve as a director because of his background in finance and accounting and his experience in the life sciences industry.

Frank E. Zavrl. Mr. Zavrl has been a director since September 2015. Mr. Zavrl served as a Partner at Adage Capital Management, L.P. from 2002 to 2011, specializing in biotechnology investments. Prior to joining Adage Capital, Mr. Zavrl was a Portfolio Manager from 1999 to 2002 at Merlin Biomed, a healthcare investment group. From 1998 to 1999, Mr. Zavrl was an analyst at Scudder Kemper Investments Inc., focusing on biotechnology investments. Mr. Zavrl received a B.S. in Biochemistry from the University of California, Berkeley and an M.B.A. from the Tuck School of Business at Dartmouth College. Mr. Zavrl was nominated as a director because of his significant experience and background in the biotechnology investments field.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE SIX DIRECTOR NOMINEES.

Executive Officers

Set forth below is information regarding each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Alan H. Auerbach	48	President, Chief Executive Officer and Chairman of the Board
Charles R. Eyler	70	Senior Vice President, Finance and Administration and Treasurer
Richard P. Bryce, MBChB, MRCGP, MFPM	60	Chief Medical and Scientific Officer
Steven Lo	51	Chief Commercial Officer
Douglas Hunt, B.Sc. (Hons)	53	Senior Vice President, Regulatory Affairs, Medical Writing and Project Management

Robert Charnas, our former Senior Vice President, Regulatory Affairs and Project Management, resigned effective as of May 15, 2017.

Alan H. Auerbach. See “Director Biographical Information” above.

Charles R. Eyler. Mr. Eyler has served as our Senior Vice President, Finance and Administration and Treasurer since October 2011. Prior to October 2011, he served in such capacity at Puma beginning in September 2011. Prior to joining Puma, Mr. Eyler served as Senior Vice President of Finance at Cougar until July 2009, when Cougar was acquired by Johnson & Johnson. He also served as Treasurer of Cougar from April 2006 to July 2009. From July 2009 until March 2010, Mr. Eyler served on the Integration Steering Committee at Cougar (as part of Johnson & Johnson) and oversaw the integration of Cougar’s finance and IT functions with those of Johnson & Johnson. From April 2010 until September 2011, Mr. Eyler explored various entrepreneurial and other opportunities. Prior to joining Cougar, Mr. Eyler served as Chief Financial Officer and Chief Operating Officer of Hayes Medical Inc. from March 1999 to January 2004. Mr. Eyler received his B.S. from Drexel University and his M.B.A. from Saint Francis College.

Richard P. Bryce, MBChB, MRCGP and MFPM. Dr. Bryce has served as our Chief Medical and Scientific Officer since August 2017. From June 2012 until August 2017, Dr. Bryce served as our Senior Vice President, Clinical Research and Development. Dr. Bryce previously served as Senior Medical Director for Onyx Pharmaceuticals, a biopharmaceutical company, from September 2008 to June 2012, where he oversaw the Phase III clinical trial program of carfilzomib for the treatment of multiple myeloma and the Phase II clinical trial program of sorafenib for the treatment of breast and colorectal cancers. From August 2007 to August 2008, Dr. Bryce served as Senior Medical Director for ICON Clinical Research, a clinical research organization, where he was responsible for developing and evaluating oncology protocols, medical monitoring, and overseeing drug safety management activities in connection with the clinical trials of oncology drugs. From May 2005 until July 2007, he served as Executive Vice President of Medical Affairs at Ergomed Clinical Research, a clinical research organization, where he worked to establish the company’s U.S. operations, had overall responsibility for the global Phase I unit activities, drug safety, medical writing and regulatory affairs, and oversaw the company’s provision of consulting services to various oncology-focused biotechnology companies. From April 2003 to May 2005, Dr. Bryce served as International Medical Leader at Roche, where he oversaw the global Phase IV clinical trial program of Xeloda® (capecitabine) for the treatment of breast cancer. Dr. Bryce holds a BSc in Medical Sciences and his primary medical degree (MBChB) from the University of Edinburgh, Scotland. He also holds post-graduate diplomas in Obstetrics and Gynaecology from the Royal College of Obstetricians and Gynaecologists of London and in Child Health and Pharmaceutical Medicine from the Royal College of Physicians of the United Kingdom. He is a member of the Royal College of General Practitioners and the Royal College of Physicians (Faculty of Pharmaceutical Medicine) of the United Kingdom. He is also a member of the American Society of Clinical Oncology, the American Society of Hematology and the European Society of Medical Oncology.

Steven Lo. Mr. Lo has served as our Chief Commercial Officer since September 2015. Prior to joining the Company, Mr. Lo held a number of positions at Corcept Therapeutics Incorporated from September 2010 to September 2015, including Senior Vice President & Head of Oncology, Senior Vice President & Chief Commercial Officer and Vice President & Head of Commercial Operations. Prior to Corcept, Mr. Lo was with Genentech, Inc. from December 1997 to September 2010. At Genentech, Mr. Lo held a number of positions, including Senior Director, Oncology Marketing, where he prepared and led the first U.S. launch of Herceptin® in adjuvant HER2-positive breast cancer and also worked with Genentech’s then ex-U.S. marketing partner, Roche, to develop the global adjuvant launch strategy for Herceptin® in adjuvant HER2-positive breast cancer. Mr. Lo received a B.S. in Microbiology from the University of California, Davis and a Master of Health Administration from the University of Southern California.

Douglas Hunt. Mr. Hunt has served as our Senior Vice President, Regulatory Affairs, Medical Writing and Project Management since January 2018. Mr. Hunt has over 25 years of regulatory affairs experience and has been a regulatory affairs consultant to the Company from February 2017 to January 2018. Mr. Hunt previously served as Vice President Regulatory Affairs and Quality Assurance at ArmaGen, Inc., a private biotechnology company, from March 2015 until December 2017 and Vice President, Global Regulatory Affairs (Bioscience) at Baxter International Inc., a public healthcare company, from March 2008 until March 2015 where he was responsible for global regulatory affairs for several franchises including oncology. Prior to that, Mr. Hunt worked for Amgen Inc., a public biotechnology company, from June 2000 to March 2008 in various positions, including as Executive Director, Therapeutic Area Head (Oncology) and Executive Director, Therapeutic Area Head (Bone/Oncology), Global Regulatory Affairs and Safety. Mr. Hunt received a B.Sc. from Portsmouth University.

None of our directors, nominees or executive officers is related by blood, marriage or adoption to any other director, nominee or executive officer. In addition, except as indicated herein, no arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to whom such person is to be selected as a director or nominee for election as a director.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

Alan H. Auerbach currently serves as our Chairman and Chief Executive Officer. We have no policy requiring the combination or separation of the Chief Executive Officer and Chairman roles and our governing documents do not mandate a particular structure. At present, we have determined that this leadership structure of having a combined Chairman of the Board and Chief Executive Officer is appropriate due to the size and operations and resources of our Company. Our Board believes that having these roles combined helps promote efficient and centralized decision-making, focuses the Board’s discussions and facilitates the presentation of the Company’s strategy with a unified voice.

Our Board acknowledges that no single leadership model is right for all companies at all times. As such, our Board periodically reviews its leadership structure and may, depending on the circumstances, including our size, resources and operations, choose a different leadership structure in the future.

Our Board is involved in the general oversight of risks that could affect our business. Our Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. Further, our Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to our Company.

Board Independence

Under the listing requirements and rules of The NASDAQ Stock Market LLC (“NASDAQ”), independent directors must comprise a majority of a listed company’s board of directors. In addition, NASDAQ rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating, and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and compensation committee members must satisfy heightened independence criteria set forth in NASDAQ rules. Under NASDAQ rules, a company’s board of directors must affirmatively determine whether or not each director qualifies as an “independent director.”

On an annual basis, our Board undertakes a review of its composition, the composition of its committees and the independence of each director. The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our Board has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon information requested from and provided by each of our directors concerning his background, employment and affiliations, including family relationships, and on such other due consideration and diligence as it deems appropriate, our Board has determined that Messrs. Miller, Moyes and Zavrl, and Drs. Senderowicz and Wilson, or five of our six directors, are “independent” under the applicable rules and standards established by the U.S. Securities and Exchange Commission (the “SEC”) and NASDAQ. In making this determination, our Board considered the current and prior relationships that each non-employee director has with us and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. Our Board has determined that Mr. Auerbach is not independent due to his role as our President and Chief Executive Officer.

Board Meetings

During the fiscal year ended December 31, 2017, our Board held five meetings. All directors attended at least 75% or more of the aggregate number of meetings of the Board and board committees on which they served. We do not have a formal policy relating to director attendance at annual meetings. One director, Mr. Auerbach, attended our 2017 annual meeting of stockholders held on June 12, 2017.

Executive Sessions

During the fiscal year ended December 31, 2017, the non-executive directors met in executive session of the Board on four occasions, the members of the Audit Committee met in executive session on six occasions and the members of the Compensation Committee met in executive session on one occasion. The policy of our Board is to hold executive sessions in connection with each regularly scheduled Board meeting and executive sessions of committees when needed. Our Board has appointed the Chairman of the Nominating and Corporate Governance Committee, Jay M. Moyes, to preside over the executive sessions of the non-employee directors as the presiding independent director.

Board Committees

We have established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and an Equity Incentive Committee. The composition and responsibilities of each committee are determined by the Board and are described below. To view the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, please visit the corporate governance section of our website at www.pumabiotechnology.com/about_governance.html. In addition, the charters for these committees are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024.

Audit Committee

Our Audit Committee provides oversight over each of our accounting and financial reporting processes, the audit of our consolidated financial statements and our internal control function. Among other matters, the Audit Committee assists our Board in oversight of the independent registered public accounting firm qualifications, independence and performance; is responsible for the engagement, retention and compensation of the independent auditors; reviews the scope of the annual audit; reviews and discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements, including the disclosures in our annual and quarterly reports filed with the SEC; reviews our risk assessment and risk management processes; establishes procedures for receiving, retaining and investigating complaints received by us regarding accounting, internal accounting controls or audit matters; approves audit and permissible non-audit services provided by our independent registered public accounting firm; and reviews and approves related person transactions under Item 404 of Regulation S-K.

The members of our Audit Committee are Messrs. Moyes and Zavrl and Dr. Wilson with Mr. Moyes serving as the chair of the committee. The Board has determined that Messrs. Moyes and Zavrl and Dr. Wilson are independent directors as defined under the applicable rules and regulations of the SEC and NASDAQ. The Board has determined that all members of our Audit Committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our Board has determined that Messrs. Moyes and Zavrl and Dr. Wilson are audit committee financial experts as defined under the applicable rules of the SEC. The Audit Committee met nine times during the fiscal year ended December 31, 2017.

Compensation Committee

The Compensation Committee adopts and administers the compensation policies, plans and benefit programs for our executive officers. In addition, among other things, the Compensation Committee annually evaluates the performance and compensation of our Chief Executive Officer and, in consultation with our Chief Executive Officer, our other executive officers. Based on such evaluation, the Compensation Committee determines and approves all of the compensation of the Chief Executive Officer and other executive officers. The Chief Executive Officer is not permitted to be present during any Compensation Committee final deliberations or voting concerning the compensation of any executive officer, including the Chief Executive Officer. The Compensation Committee also administers the Puma Biotechnology, Inc. 2011 Incentive Award Plan (as amended, the “2011 Plan”) and the Puma Biotechnology, Inc. 2017 Employment Inducement Incentive Award Plan (the “Inducement Plan” and, collectively, the “Plans”). Additionally, the Compensation Committee annually reviews the compensation and benefits of our non-employee directors.

The Compensation Committee is permitted to delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, but only to the extent consistent with our Certificate of Incorporation, Bylaws, Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the rules and listing standards of NASDAQ, and other applicable law.

The Compensation Committee has the sole discretion to retain or obtain the advice of compensation advisers, including compensation consultants, legal counsel or other advisers in order to assist the Compensation Committee or any of its subcommittees in carrying out its responsibilities. The Compensation Committee is also responsible for the appointment, determination of the compensation and oversight of the work of so retained compensation advisers and the determination of the independence of each compensation adviser prior to selecting or receiving advice from any such compensation adviser and on at least an annual basis thereafter. The Company provides for appropriate funding for payment or reasonable compensation to any compensation adviser to the Compensation Committee.

In 2017, the Compensation Committee engaged Compensia, Inc. (the “consultant” or “Compensia”) to advise the Compensation Committee on an ongoing basis as an independent compensation consultant. The consultant reports directly to the Compensation Committee. While conducting assignments, the consultant interacts with our management when appropriate. Specifically, our Senior Vice President, Finance and Administration and Treasurer and our senior finance and human resources personnel interact with the consultant from time to time to provide relevant company and executive compensation data. In addition, the consultant may seek feedback from the Chairman of the Compensation Committee, other members of our Board or the Chief Executive Officer regarding its work prior to presenting study results or recommendations to the Compensation Committee. The Compensation Committee determines when to hire, terminate or replace the consultant, and the projects to be performed by the consultant. During 2017, Compensia, at the request of the Compensation Committee, performed a review of executive and non-employee director compensation practices among the Company’s peer group, and the competitiveness of our compensation programs for certain of our senior management. The Compensation Committee may engage Compensia to conduct additional reviews of our compensation programs in the future. In addition, in the future Compensia, when invited, may attend meetings of the Compensation Committee.

The Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, the Compensation Committee considers the factors set forth in applicable SEC rules and NASDAQ listing requirements. After review and consultation with Compensia, the Compensation Committee determined Compensia was independent and that there was no conflict of interest resulting from retaining Compensia during the year ended December 31, 2017.

The members of the Compensation Committee are Messrs. Moyes and Zavrl and Dr. Senderowicz, with Mr. Moyes serving as the chair of the committee. The Board has determined that each of the members of the Compensation Committee is independent under the applicable rules and regulations of the SEC and NASDAQ, are “outside directors” for purposes of Section 162(m) of the Code and are non-employee directors for purposes of Section 16 of the Exchange Act. The Compensation Committee met five times during the fiscal year ended December 31, 2017.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things, making recommendations regarding corporate governance, the composition of our Board, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board. In addition, our Nominating and Corporate Governance Committee oversees our corporate governance guidelines, makes recommendations regarding our committee charters, oversees compliance with our code of business conduct and ethics, contributes to succession planning, reviews actual and potential conflicts of interest of our directors and officers other than related person transactions reviewed by the Audit Committee and oversees the self-evaluation process of our Board. Our Nominating and Corporate Governance Committee also is responsible for making recommendations regarding non-employee director compensation to the full Board.

The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and other members of the Board. In evaluating the suitability of individual candidates (both new candidates and current Board members) to recommend to the Board for nomination (and, in the case of vacancies, appointment), the Nominating and Corporate Governance Committee applies the criteria attached to its charter. These criteria include (i) personal and professional integrity, ethics and values; (ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly held company in today’s business environment; (iii) experience in our industry and with relevant social policy concerns; (iv) experience as a board member of another publicly held company; (v) academic expertise in an area of our operations; and (vi) practical and mature business judgment, including ability to make independent analytical inquiries. Each individual is evaluated in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using his or her diversity of experience in these various areas. While the Nominating and Corporate Governance Committee considers diversity and variety of experiences and viewpoints to be important factors, it does not believe that a director nominee should be chosen solely or mainly because of race, color, gender, national origin or sexual identity or orientation. Thus, although diversity may be a consideration in the Nominating and Corporate Governance Committee’s process, it does not have a formal policy regarding the consideration of diversity in identifying director nominees.

Additionally, the Nominating and Corporate Governance Committee does not have a formal policy with regard to the consideration of any director candidates recommended by stockholders. Because of the size of the Board, the Nominating and Corporate Governance Committee addresses the need to retain members and fill vacancies after discussion among current members. Accordingly, the Nominating and Corporate Governance Committee has determined that a formal policy for considering director candidates recommended by stockholders is not necessary.

The Nominating and Corporate Governance Committee will, however, consider director candidates recommended by stockholders even though it has no requirement to do so. The Nominating and Corporate Governance Committee will consider such candidates on the same basis as it considers all other candidates. A stockholder wishing to submit a director nomination should send a letter to the Board of Directors, c/o Corporate Secretary, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” A stockholder that wishes to nominate a director candidate should submit complete information as to the identity and qualifications of the director candidate to the Nominating and Corporate Governance Committee, including all information that would be required to be disclosed about that person in a proxy statement relating to the election of directors. In making recommendations, stockholders should be mindful of the discussion of the minimum qualifications set forth above. Satisfaction of such minimum qualification standards does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a stockholder. With respect to deadlines and other matters relating to stockholder nominations of director candidates, see “Stockholder Proposals and Nominations.”

The members of our Nominating and Corporate Governance Committee are Mr. Moyes and Drs. Senderowicz and Wilson, with Mr. Moyes serving as the chair of the committee. The Board has determined that each of the members of our Nominating and Corporate Governance Committee is independent under the applicable rules and regulations of the SEC and NASDAQ. The Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2017.

Equity Incentive Committee

Our Equity Incentive Committee consists of Mr. Auerbach, a director and our President and Chief Executive Officer, serving as its sole member. The Board delegated to the Equity Incentive Committee the authority to grant stock options and restricted stock units (“RSUs”), to non-executive employees, subject to the following conditions:

•	the maximum aggregate number of shares of common stock underlying RSUs granted pursuant to this authority is 100,000, subject to adjustment by the Board;

•	the maximum aggregate number of shares of common stock underlying stock options granted pursuant to this authority is 100,000 per individual, subject to adjustment by the Board; and

•	the stock options must have an exercise price equal to the closing price of our common stock on the grant date and have a term not longer than ten years.

Pursuant to this delegation of authority, for fiscal year 2017, the Equity Incentive Committee granted stock options covering 340,625 shares and 714,456 RSUs.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all directors, officers and employees of our Company. Our code of business conduct and ethics addresses, among other things, conflicts of interest, compliance with disclosure controls and procedures and internal control over financial reporting, corporate opportunities and confidentiality requirements. Our code of business conduct and ethics is available on our corporate website at www.pumabiotechnology.com/about_governance.html. We intend to disclose any future amendments to our code of business conduct and ethics, or waivers of provisions required to be disclosed under the rules of the SEC, at the same location on our website identified in the preceding sentence.

Corporate Governance Guidelines

We have adopted corporate governance guidelines, which are available on the Company’s corporate website at www.pumabiotechnology.com/about_governance.html.

Communication with the Board

Stockholders and other interested parties may send communications to the Company’s Board, including any individual director, any non-employee director or the directors as a group, by mailing such communications to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Corporate Secretary. Such correspondence shall be addressed to the Board, any individual director or any non-employee director by either name or title.

All communications received as set forth in the preceding paragraph will be opened by the Company’s Corporate Secretary for the sole purpose of determining whether the contents represent a message to the

Company’s directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board, any individual director or any non-employee director, the Company’s Corporate Secretary will make sufficient copies of the contents to send to each director to which the envelope is addressed.

Compensation of Directors

Review of Compensation Program

In 2017, the Compensation Committee engaged Compensia, its independent compensation consultant, to conduct a review of the Company’s non-employee director compensation program, including an assessment of the program relative to a peer group of companies.

The results of Compensia’s review established that our non-employee director compensation program was unique in many respects, including:

•	equity awards generally vested over a multi-year period (as compared to the majority of companies in the peer group, which vested equity awards over a one-year period); and

•	equity awards, rather than cash, were used to compensate our non-employee directors for committee service, including for appointment to serve as a committee chair.

Following the conclusion of this review, the Compensation Committee recommended the Board adopt a modified non-employee director compensation program, described in further detail below. Under this modified program, the average total direct compensation (cash compensation and equity compensation) payable to our non-employee directors approximates the median of our peer group.

The peer group of companies reviewed by Compensia was based on the peer group relied on by the Compensation Committee since 2015. See “Compensation Discussion and Analysis – Determination of Compensation” below.

2017 Director Compensation Program

Amended Director Compensation Program. As mentioned above, following a review of Compensia’s assessment of our non-employee director compensation program, the Compensation Committee recommended to the Board that it adopt an amended non-employee director compensation program (the “Amended Director Compensation Program”), which the Board adopted to be effective as of April 1, 2017. The Amended Director Compensation Program:

•	introduced annual cash retainers instead of stock options as compensation for committee service;

•	modified the grant date of the annual award of stock options to be on the date of the annual stockholders’ meeting instead of the last board meeting of the year;

•	set a fixed dollar value ($300,000) instead of a fixed number of stock options (10,000) for the annual stock option award;

•	modified the vesting of the annual stock option grant to vest in full upon the earlier of the first anniversary of the grant date or the date of the annual stockholders’ meeting following the grant date; and

•	modified the initial grant of stock options upon appointment to the Board to a fixed dollar value of options ($700,000) instead of a fixed number of stock options (30,000).

Each non-employee director receives an annual cash retainer of $50,000 for service on the Board (unchanged from the prior program), paid in four equal installments at the beginning of each calendar quarter. All cash fees are payable on a pro-rated basis for non-employee directors who are initially elected or appointed in the middle of a calendar quarter.

Under the Amended Director Compensation Program, non-employee directors also receive an annual cash retainer for service on each committee of which the non-employee director is a member. Cash retainers are payable quarterly and for 2017 were pro-rated to reflect the April effective date of the Amended Director Compensation Program. The following table sets forth the annual cash retainers for Board and committee service under the Amended Director Compensation Program.

Cash Compensation
Board annual retainer	$50,000
Committee chair annual retainer
Audit	$20,000
Compensation	$15,000
Nominating and Corporate Governance	$10,000
Committee member (non-chair) annual retainer
Audit	$10,000
Compensation	$7,500
Nominating and Corporate Governance	$5,000

In addition, under the Amended Director Compensation Program, each of our non-employee directors receives an annual stock option grant to purchase a number of shares of common stock under the 2011 Plan with a value of $300,000 (determined using a Black-Scholes option value based on a trailing 30-calendar day average stock price through and including the grant date). This annual stock option is granted on the date of the annual stockholders’ meeting (beginning with the 2017 annual stockholders’ meeting) and will vest in full on the earlier of the one-year anniversary of the grant date and the date of the annual meeting following the date of grant, subject to the non-employee director’s continued service. Upon initial appointment or election to the Board, new non-employee directors will receive a stock option to purchase a number of shares of common stock under the 2011 Plan with a value of $700,000 (determined using a Black-Scholes option value based on a trailing 30-calendar day average stock price), which vests with respect to one-third of the shares on the first anniversary of the grant date, and with respect to an additional 1/36 of the shares on each monthly anniversary thereafter, subject to the non-employee director’s continued service through the applicable vesting date. Each stock option has an exercise price per share of common stock equal to the fair value on the date of grant.

Effective as of 2017, pursuant to the terms of our 2011 Plan, any compensation payable to our non-employee directors under the Amended Director Compensation Program is limited such that the maximum aggregate value of cash compensation and equity-based awards granted to any non-employee director during any calendar year is $1,000,000.

Prior Compensation Program. Prior to the effective date of the Amended Director Compensation Program, our non-employee directors received compensation under our previous non-employee director compensation program (the “Prior Director Compensation Program”) in 2017. Under the Prior Director Compensation Program, each non-employee director received an option to purchase 30,000 shares of our common stock under the 2011 Plan upon election or appointment to our Board; as there were no new directors in 2017, no director received such award. In addition, each non-employee director appointed to serve on a committee of our Board in a non-chair capacity would have received an option to purchase 10,000 shares of our common stock under the 2011 Plan upon appointment, and if a non-employee director had been appointed to serve as the chair of a committee of our Board, the director would have received an option to purchase 20,000 shares of our common stock upon appointment; in 2017, no director was appointed to a new committee and therefore no such option was granted.

The Prior Director Compensation Program also provided that, each non-employee director received an annual cash fee of $50,000, paid in four equal installments of $12,500 at the beginning of each quarter, and each non-employee director who was serving on our Board as of the date of the last regularly scheduled Board meeting held during each calendar year received an annual option to purchase 10,000 shares of our common stock under the 2011 Plan. All cash fees were payable on a pro-rated basis for directors who are initially elected or appointed in the middle of a calendar quarter. Each option granted pursuant to our Prior Director Compensation Program vests over a three-year period from the date of grant, with one-third of the shares underlying the option vesting on the one-year anniversary of the grant date and then in substantially equal monthly installments over the next two years, subject to continued service, and has an exercise price per share of common stock equal to the fair value on the date of grant.

The following table sets forth information regarding the compensation earned by our non-employee directors for the year ended December 31, 2017. Mr. Miller was appointed to the Board in February 2018 and therefore is not included in the Director Compensation Table below. Mr. Auerbach, who served as our President and Chief Executive Officer during the year ended December 31, 2017, and continues to serve in that capacity, does not receive additional compensation for his service as a director, and therefore is not included in the Director Compensation table below. All compensation paid to Mr. Auerbach is reported in the Summary Compensation Table included under “Executive Compensation.”

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Jay M. Moyes	83,750	368,024	451,774
Adrian M. Senderowicz	59,375	368,024	427,399
Troy E. Wilson	61,250	368,024	429,274
Frank E. Zavrl	63,125	368,024	431,149

(1)	Represents the grant date fair value of stock options granted on June 12, 2017 determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For a discussion of valuation assumptions for the 2017 grants, see Note 8 to our 2017 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 and filed on March 9, 2018.

As of December 31, 2017, the following outstanding option awards were held by the non-employee members of our Board: Mr. Moyes, 117,604 shares, Dr. Senderowicz, 77,604 shares, Dr. Wilson, 97,604 shares, and Mr. Zavrl, 77,604 shares.

Pledging and Hedging Prohibited

We maintain an Insider Trading Compliance Policy that prohibits our officers, directors and employees from pledging Company stock as collateral to secure loans and from engaging in hedging transactions, including zero-cost collars and forward sale contracts. It further prohibits margin purchases of the Company’s stock, short sales of the Company’s stock, and any transactions in puts, calls or other derivative securities involving the Company’s stock.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

The following table sets forth the number of shares of our common stock beneficially owned as of April 20, 2018, by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each of our directors and director nominees, (iii) each of our “Named Executive Officers” identified under the “Executive Compensation” section of this proxy statement and (iii) all current executive officers and directors as a group. Unless otherwise noted below, the address of each stockholder below is c/o Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024.

		SHARES BENEFICIALLY OWNED(1)(2)
NAME	TITLE	NUMBER(#)	PERCENTAGE
Directors and Named Executive Officers

Alan H. Auerbach(3)	President, Chief Executive Officer and Chairman of the Board	7,062,073	17.3%

Charles R. Eyler(4)	Senior Vice President, Finance and Administration and Treasurer	247,980	*

Richard P. Bryce, MBChB, MRCGP, MFPM(5)	Chief Medical and Scientific Officer	218,144	*

Steven Lo(6)	Chief Commercial Officer	147,565	*

Douglas Hunt, B.Sc. (Hons)	Senior Vice President, Regulatory Affairs, Medical Writing and Project Management	—	—

Michael P. Miller	Director	—	—

Jay M. Moyes(7)	Director	139,547	*

Adrian M. Senderowicz, M.D.(8)	Director	65,935	*

Troy E. Wilson(9)	Director	91,558	*

Frank E. Zavrl(10)	Director	978,178	*

All executive officers and directors (including nominees) as a group (10 individuals)		8,950,980	21.5%
Stockholders Holding 5% or More

Janus Henderson Group plc(11)	—	4,355,643	11.5%

The Vanguard Group, Inc.(12)	—	2,615,069	6.9%

BlackRock, Inc.(13)	—	2,385,036	6.3%

Entities affiliated with OrbiMed Advisors LLC(14)	—	2,184,535	5.8%

Entities affiliated with Partner Fund Management, L.P.(15)	—	2,179,562	5.8%

*	Denotes less than 1.0% of beneficial ownership.
(1)

This table is based upon information supplied by our officers, directors, principal stockholders and transfer agent, and information contained in Schedules 13D and 13G filed with the SEC. Unless otherwise noted in the footnotes to this table, we believe each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned, subject to community property laws, where applicable. Applicable percentages are based on 37,766,996 shares of our common stock outstanding as of April 20, 2018, adjusted as required by the rules promulgated by the SEC.
(2)	Beneficial ownership is determined in accordance with SEC rules, and includes any shares as to which the stockholder has sole or shared voting power or investment power, and also any shares which the stockholder has the right to acquire within 60 days of April 20, 2018, whether through the exercise or conversion of any stock option, convertible security, warrant or other right. The indication herein that shares are beneficially owned is not an admission on the part of the stockholder that he, she or it is a direct or indirect beneficial owner of those shares.
(3)	Consists of (i) 4,080,916 shares held by Mr. Auerbach, (ii) 2,116,250 shares exercisable pursuant to an anti-dilutive warrant held by Mr. Auerbach, and (iii) options to purchase 864,907 shares of our common stock exercisable within 60 days of April 20, 2018.
(4)	Consists of (i) 5,273 shares held by Mr. Eyler (ii) options to purchase 239,207 shares of our common stock exercisable within 60 days of April 20, 2018 and (iii) 3,500 RSUs vesting within 60 days of April 20, 2018.
(5)	Consists of (i) 9,625 shares held by Dr. Bryce and (ii) options to purchase 208,519 shares of our common stock exercisable within 60 days of April 20, 2018.
(6)	Consists of (i) 9,608 shares held by Mr. Lo and (ii) options to purchase 137,957 shares of our common stock exercisable within 60 days of April 20, 2018.
(7)	Consists of options to purchase 139,547 shares of our common stock exercisable within 60 days of April 20, 2018.
(8)	Consists of options to purchase 65,935 shares of our common stock exercisable within 60 days of April 20, 2018.
(9)	Consists of 350 shares held in an IRA by Dr. Wilson, 400 shares and 150 shares held in minor accounts for Dr. Wilson’s children and options to purchase 90,658 shares of our common stock exercisable within 60 days of April 20, 2018.
(10)	Consists of 359,076 shares of our common stock held by the FEZ Delaware Dynasty Trust and 550,000 shares of our common stock held by the Paula Zavrl Delaware Dynasty Trust. Mr. Zavrl retains voting power over the shares held by both trusts. Also consists of 4,000 shares held by The Frank and Paula Zavrl Charitable Foundation, over which, as an investment manager, Mr. Zavrl retains dispositive and voting power. Mr. Zavrl has no pecuniary interest in the shares held by the foundation. Also consists of options to purchase 65,102 shares of our common stock exercisable within 60 days of April 20, 2018.
(11)	The information reported is based on a Schedule 13G/A filed on January 10, 2018. According to the Schedule 13G/A, as of December 31, 2017, Janus Henderson Group plc (“Janus Henderson”) and Janus Capital Management LLC (“Janus Capital”) may be deemed to each be the beneficial owner of 4,355,643 shares of our common stock. Janus Henderson has an indirect 100% ownership stake in Janus Capital, INTECH Investment Management (“INTECH”), Perkins Investment Management LLC (“Perkins”), and Geneva Capital Management LLC (“Geneva”)(each an “Asset Manager” and, collectively, the “Asset Managers”). Holdings for the Asset Managers are aggregated. Each Asset Manager is a registered investment adviser, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and/or to individual and institutional clients (collectively, the “Managed Portfolios”). As a result its ownership of the Asset Managers, Janus Henderson may be deemed to be the beneficial owner of the shares of our common stock held by such Managed Portfolios. However, Janus Henderson does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of the shares of our common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the shares of common stock held in the Managed Portfolios and disclaims any ownership associated with such rights. The address for Janus Henderson and Janus Capital is 201 Bishopsgate EC2M 3AE, United Kingdom.
(12)	The information reported is based on a Schedule 13G/A filed on February 12, 2018. According to the Schedule 13G/A, as of December 31, 2017, The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 56,217 shares of our common stock, shared voting power with respect to 3,810 shares of our common stock, sole dispositive power with respect to 2,557,194 shares of our common stock and shared dispositive power with respect to 57,875 shares of our common stock. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(13)	The information reported is based on a Schedule 13G filed on February 1, 2018. According to the Schedule 13G, as of December 31, 2017, BlackRock, Inc. (“BlackRock”) has sole voting and dispositive power with respect to 2,385,036 shares of our common stock. The address for BlackRock is 55 East, 52nd Street, New York, NY 10055.
(14)	The information reported is based on a Schedule 13G/A filed on February 13, 2018. According to the Schedule 13G/A, as of December 31, 2017, OrbiMed Advisors LLC has shared voting and dispositive powers with respect to 945,689 shares of our common stock, OrbiMed Capital LLC has shared voting and dispositive powers with respect to 1,238,846 shares of our common stock. The address for OrbiMed Advisors LLC and OrbiMed Capital LLC is 601 Lexington Avenue, 54th Floor, New York, NY 10022.
(15)	The information reported is based on a Schedule 13G filed on February 12, 2018. According to the Schedule 13G, as of February 1, 2018, Partner Fund Management, L.P. (“PFM”), Partner Fund Management GP, LLC (“PFM-GP”), Partner Investment Management, L.P. (“PIM”), Partner Investment Management GP, LLC (“PIM-GP”), Brian D. Grossman and Christopher M. James may be deemed to have control over various entities that are the beneficial owners of the shares of our common stock. PFM and PFM-GP each have shared voting and dispositive power with respect to 2,150,155 shares of our common stock. PIM and PIM-GP each have shared voting and dispositive power with respect to 29,407 shares of our common stock and Brian D. Grossman and Christopher M. James each have shared voting and dispositive power with respect to 2,179,562 shares of our common stock. The address for PFM, PFM-GP, PIM, PIM-GP, Briand D. Grossman and Christopher M. James is c/o Partner Fund Management, L.P., 4 Embarcadero Center, Suite 3500, San Francisco, CA 94111.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee of our Board develops our executive compensation policies and determines the amounts and elements of compensation for our named executive officers (“Named Executive Officers”).

We have in place a compensation strategy for our executives that we believe focuses on both individual and Company performance. The Compensation Committee is responsible for evaluating and administrating all of our executive compensation programs and practices to ensure that they properly compensate, reward and drive corporate performance while remaining competitive with comparable biotechnology companies. The Compensation Committee reviews and approves all compensation for our executive officers, including base salaries, annual bonuses and equity incentive compensation.

This Compensation Discussion and Analysis describes our executive compensation programs for our Named Executive Officers for the 2017 fiscal year, who were:

•	Alan H. Auerbach, our President and Chief Executive Officer;

•	Charles R. Eyler, our Senior Vice President, Finance and Administration and Treasurer;

•	Richard P. Bryce, MBChB, MRCGP and MFPM, our Chief Medical and Scientific Officer; and

•	Steven Lo, our Chief Commercial Officer.

2017 Business Highlights

2017 was a milestone year for Puma as we launched our first and only commercial product. Prior to 2017, our efforts and resources had been focused primarily on acquiring and developing our pharmaceutical technologies, raising capital and recruiting personnel. In July 2017, the FDA approved NERLYNX, for the extended adjuvant treatment of adult patients with early stage HER2-overexpressed/amplified breast cancer following trastuzumab-based therapy. NERLYNX is our sole source of revenue. Total revenue for 2017 was approximately $27.7 million compared to $0 for 2016. Developing drug products, however, is a lengthy and very expensive process, and we experienced significant selling, general and administrative expenses in 2017 related to increased headcount and other launch-related activities in support of our first commercial product. Net loss for 2017 was $292.0 million, or $7.85 per share, compared to $276.0 million, or $8.29 per share, for 2016.

2017 Executive Compensation Program Highlights

In 2017, upon consideration of our 2016 performance and compensation practices, as well as the retention value of unvested equity held by our Chief Executive Officer, the Compensation Committee significantly reduced the equity award value, and thus total direct compensation, granted to our Chief Executive Officer in 2017 from that of 2016 and 2015. Total direct compensation for our Chief Executive Officer in 2017 was approximately $2.8 million compared with approximately $10.8 million and $7.8 million for 2016 and 2015, respectively.

In 2017, discretionary cash bonuses were granted at 110% of target bonus opportunity for each of our Named Executive Officers based largely on “exceeding expectations” regarding the successful hiring and training of our commercial sales force and the FDA approval of NERLYNX and commercial launch of the Company’s first ever commercial product. Effective January 1, 2017, base salaries were increased by 3% for all Named Executive Officers. Effective August 1, 2017, Dr. Bryce’s salary was further increased in connection with his promotion to serve as Chief Medical and Scientific Officer.

Advisory Vote on Executive Compensation

Until this year, we held our say-on-pay vote every three years. At our 2015 annual meeting of stockholders, we held our last say-on-pay vote, and 91% of the votes cast by our stockholders approved, on an advisory basis, the compensation of our Named Executive Officers. Upon review of the final voting results, and given the significant level of stockholder support, we did not make any changes to our executive compensation policies or decisions as a result of the vote. In addition, at our 2012 annual meeting of stockholders, we held a frequency vote and our stockholders indicated their preference for three years as the frequency of future advisory votes on the compensation of our Named Executive Officers. Accordingly, we are holding a say-on-pay vote and a frequency vote at this year’s annual meeting. As further described in Proposal 4 – Advisory Frequency Vote, our Board recommends that our stockholders vote, on an advisory basis, for the Company to hold annual say-on-pay votes. The Board believes that an annual advisory say-on-pay vote gives our stockholders a better opportunity to provide more frequent feedback and is consistent with best practices.

Compensation Principles and Objectives

Our overall compensation program is structured to attract, motivate and retain highly qualified executive officers by paying them competitively, consistent with our success and their contribution to that success. Our ability to excel depends on the skill, creativity, integrity and teamwork of our employees. Given the long product development cycles in our business, we believe compensation should be structured to ensure that a portion of compensation opportunity will be related to factors that directly and indirectly influence long-term stockholder value. Our compensation philosophy has been driven by a number of factors that are closely linked with our broader strategic objectives.

The Compensation Committee believes that compensation paid to our Named Executive Officers should be aligned with our performance on both a short-term and long-term basis, linked to results intended to create value for stockholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Compensation Committee’s objectives:

•	align officer and stockholder interests by providing a portion of total compensation opportunities for senior management in the form of equity awards and bonuses awarded based on the Compensation Committee’s review of company and individual performance;

•	ensure executive officer compensation is competitive within the marketplace in which we compete for executive talent by relying on the Compensation Committee’s judgment, expertise and personal experience with other similar companies, recognizing that because of the Company’s business model and relatively early stage of development, there may be few directly comparable companies; and

•	recognize that best compensation practices for a growing company may be substantially different than for a larger, more mature company and that we should make full use of our greater latitude and breadth of compensation opportunities.

Strong Governance and Compensation Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. Our compensation philosophy and related corporate governance policies and practices are complemented by the following specific compensation practices that are designed to align our executive compensation program with long-term stockholder interests:

What We Do:

•	Multi-Year Vesting. The equity awards granted to our executive officers generally vest over multi-year periods, which we believe is consistent with current market practice, our retention objectives and our pay for performance philosophy.

•	Limited Perquisites. We provide only limited perquisites or other personal benefits to our executive officers, such as a Section 401(k) matching contribution and Company-paid life insurance.

•	Severance and Change in Control Payments. These payments are limited to our Chief Executive Officer (2x salary and bonus) and one other Named Executive Officer (1x salary).

•	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.

•	Independent Compensation Committee Advisor. In 2017, the Compensation Committee engaged Compensia as its own compensation consultant to conduct an assessment of our non-employee director compensation program, assist in updating our peer group and assist with the Compensation Committee’s 2018 executive compensation review. Compensia performed no other services for us in 2017.

What We Do Not Do:

•	No Guaranteed Compensation. We do not guarantee cash incentives, equity compensation or salary increases for executive officers.

•	No “Single-Trigger” Compensation. We have no single-trigger cash severance, equity acceleration or other benefits in connection with a change in control.

•	Hedging and Pledging Prohibited. We prohibit our executive officers and the non-employee members of our Board from hedging or pledging our securities.

Determination of Compensation

The Compensation Committee is charged with the primary authority to determine and recommend the compensation of our Named Executive Officers. Based on the Compensation Committee members’ collective understanding of compensation practices in similar companies in the biotechnology and pharmaceutical industry, our executive compensation package consists of the following elements, in addition to the employee benefit plans in which all employees may participate:

•	Base salary: compensation for ongoing services throughout the year.

•	Annual discretionary cash bonus awards: discretionary awards to recognize and reward achievement of short-term corporate and individual performance.

•	Long-term equity incentive awards: equity compensation to provide an incentive to our Named Executive Officers to focus on long-term performance and to manage us from the perspective of an owner with an equity stake in the business.

•	Severance and change in control benefits: remuneration available to certain Named Executive Officers in the event of a qualifying termination of employment.

To aid the Compensation Committee in making its determination, our Chief Executive Officer provides recommendations annually to the Compensation Committee regarding the compensation of all other executive officers (other than himself) based on the overall corporate achievements during the period being assessed and his knowledge of the individual contributions to our success by each of the Named Executive Officers. The overall performance of our Named Executive Officers as a team is reviewed annually by the Compensation Committee.

We set base salary and annual bonus structures and any grants of stock options or RSUs based on the Compensation Committee members’ collective understanding of compensation practices in the biotechnology and pharmaceutical industry and such members’ experiences as seasoned executives, consultants, board and Compensation Committee members, or investors in similar biotechnology and specialty pharmaceutical industry companies. In addition, in fiscal 2017 our Compensation Committee relied on 2015 compensation survey data provided by Radford, an independent executive compensation and consulting firm (“Radford”), and other publicly available datasets, such as from IBM or PayScale, to advise management in its efforts to set 2017 executive compensation.

In October 2015, Radford conducted a compensation analysis (which our Compensation Committee used as a reference when setting our 2017 executive compensation levels), using the following peer companies:

ACADIA Pharmaceuticals	Chimerix	Neurocrine Biosciences
Agios Pharmaceuticals	Clovis Oncology	NewLink Genetics
Alnylam Pharmaceuticals	Exelixis	Novavax
Array BioPharma	Intercept Pharma	Portola Pharmaceuticals
Atara Biotherapeutics	Juno Therapeutics	Tesaro
bluebird bio	Kite Pharma	Ultragenyx Pharmaceutical
Celldex Therapeutics	Merrimack Pharmaceuticals	ZIOPHARM Oncology

The market data used for the Compensation Committee’s comparative analysis was drawn from publicly available sources for the companies in the peer group. The peer group consists of U.S.-based biotechnology companies, focusing on those located in biotech “hub” markets, such as the San Francisco Bay Area, that generally met the following characteristics at the time the peer group was prepared: aggregate market capitalization of 0.3-3.0 times our aggregate market capitalization, similar stage of development, i.e., pre-commercial and prioritizing companies with an oncology focus, similar headcounts of between 50-300 employees and similar annual research and development expense. We believe these characteristics are relevant because their similarity captures the market in which we compete for talent.

In October 2017, our Compensation Committee engaged Compensia to advise the committee in its efforts to construct, from publicly available data, an updated peer group of companies to be used for compensation purposes, and to provide market compensation data on such peer group companies, supplemented by survey data, as appropriate, and general market trends and developments. Management used the information provided by Compensia to develop compensation recommendations presented to our Compensation Committee for fiscal 2018. Compensia advised management using the following peer companies:

ACADIA Pharmaceuticals	FibroGen	Portola Pharmaceuticals
Agios Pharmaceuticals	Global Blood Therapeutics	Radius Health
Alnylam Pharmaceuticals	Halozyme Therapeutics	Seattle Genetics
Array BioPharma	Immunomedics	Tesaro
bluebird bio	Intercept Pharma	Ultragenyx Pharmaceutical
Clovis Oncology	Ligand Pharmaceutical	Xencor
Exelixis	Neurocrine Biosciences

The market data used for the Compensation Committee’s comparative analysis was drawn from publicly available sources for the companies in the peer group. The peer group was developed with primary consideration given to development phase, revenue, and market capitalization. Median revenue of the peer group was $47 million and median market capitalization was $3.169 billion, with Puma at the 65th percentile of market capitalization at the time of the review. We believe the peer group is comprised of companies in which we compete for talent.

Elements of Executive Compensation

Base Salaries

Mr. Auerbach is the founder of our Company, and accordingly his compensation was initially established to reflect his position as a founding executive and has evolved as we have grown. Messrs. Eyler and Lo and Dr. Bryce joined us after we were founded, and their initial compensation was the result of arms-length negotiations at that time.

Base salaries of our Named Executive Officers (other than our Chief Executive Officer) are recommended and reviewed periodically by our Chief Executive Officer, and the base salary for each Named Executive Officer is approved by the Compensation Committee. Adjustments to base salaries are based on the scope of an executive’s responsibilities, individual contribution, experience and sustained performance. Decisions regarding salary increases may take into account the Named Executive Officer’s current salary, equity ownership and the amounts paid to individuals in comparable positions at our peer companies. No formulaic base salary increases are provided to our Named Executive Officers. This strategy is consistent with our intent of offering compensation that is cost-effective, competitive and contingent on the achievement of performance objectives.

In 2017, the Compensation Committee approved base salary increases of approximately 3% for each Named Executive Officer, each effective January 1, 2017, to reward the executives for their significant contributions to the development of the Company, as well as to bring their salaries in line with competitive positions (as determined based on the Compensation Committee’s review of the various compensation survey data mentioned above). Effective August 1, 2017, the Compensation Committee approved another base salary increase for Dr. Bryce, from $413,255 to $454,580, in connection with his promotion to serve as Chief Medical and Scientific Officer of the Company.

Effective January 1, 2018, after review of competitiveness data provided by Compensia, the Compensation Committee approved base salary increases of 3% for Messrs. Auerbach and Lo, and greater increases for Messrs. Eyler and Bryce in order to move their base salaries to at or about the median of our peer group.

The following table shows the Named Executive Officers’ base salaries for 2016, 2017 and 2018.

Name	2016 Annual Base Salary ($)	2017 Annual Base Salary ($)		2018 Annual Base Salary ($)
Alan H. Auerbach	713,790	735,204		757,260
Charles R. Eyler	391,230	406,879		425,189
Richard P. Bryce	401,218	454,580	(1)	468,217
Steven Lo	442,000	455,260		468,918

(1)	Reflects Dr. Bryce’s base salary effective August 1, 2017.

The actual base salaries paid to all of our Named Executive Officers during 2017 are set forth in the “Summary Compensation Table” below.

Bonuses

Annual Bonuses. Cash bonuses are intended to provide incentives to drive company-wide performance. Each of our Named Executive Officers is eligible to receive a discretionary cash bonus targeted as a percentage of the executive’s base salary. For 2017, Messrs. Auerbach, Eyler and Lo, and Dr. Bryce were eligible to receive a discretionary cash bonus targeted at 50%, 35%, 40% and 35%, respectively, of their annual base salary in effect at the end of 2017.

The determination of the amount of annual bonuses paid to all our employees, including our Named Executive Officers, generally reflects a number of considerations by the Compensation Committee acting in its discretion, including, among other things, the performance of the Company and a subjective evaluation of the individual contribution and performance of each employee. Bonus determinations are based on whether the Company’s performance and the individuals’ contributions to that performance “met expectations” resulting in 100% of target bonus opportunity being earned, “exceeded expectations” resulting in 110% of target bonus opportunity being earned, or “greatly exceeded expectations” resulting in 115% of target bonus opportunity being earned. No particular weighting is assigned to the performance factors considered by the Compensation Committee.

In 2017, in accordance with the approach described above, the Compensation Committee awarded cash bonuses of $404,362 to Mr. Auerbach, $156,648 to Mr. Eyler, $175,013 to Dr. Bryce and $200,314 to Mr. Lo, which represents approximately 55%, 39%, 44% and 39%, respectively, of the executive’s annual base salary. These bonuses were awarded in February 2018 following review of our performance during 2017. Each bonus was determined based on the Compensation Committee’s review of the individual performance of our Chief Executive Officer, and our Chief Executive Officer’s assessment of each executive’s individual performance (other than himself), as well as Company performance for the year (or applicable portion thereof). For 2017, the Compensation Committee determined that that each of the Named Executive Officers exceeded expectations, based largely upon the successful hiring and training of our commercial sales force and the FDA approval of NERLYNX and commercial launch of the Company’s first ever commercial product.

The following table sets forth the bonuses awarded for each named executive officer for 2017.

Name	2017 Bonus ($)	Actual bonus paid % of Target Bonus ($)
Alan H. Auerbach	404,362	110%
Charles R. Eyler	156,648	110%
Richard P. Bryce	175,013	110%
Steven Lo	200,314	110%

In February 2018, based in part on their review of competitive practices as reported by Compensia in its October 2017 report, which showed that 2017 target bonus opportunities were below median, and to provide greater internal equity, the Compensation Committee increased the target bonus opportunity for 2018 for each of Messrs. Auerbach and Eyler, and Dr. Bryce. For 2018, Messrs. Auerbach and Eyler, and Dr. Bryce are eligible to receive a discretionary cash bonus targeted at 65%, 40% and 40%, respectively, of their annual base salary as of the end of 2018. Mr. Lo’s target bonus opportunity remained at 40%.

Equity Awards

The goals of our long-term, equity-based incentive awards are to align the interests of our Named Executive Officers with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our Named Executive Officers during the award vesting period. In determining the size of the long-term equity incentives to be awarded to our Named Executive Officers, we take into account a number of factors, such as the relative job scope, the value of existing stockholdings and long-term incentive awards, individual performance history, prior financial contributions to us and the size of prior grants.

To reward and retain our Named Executive Officers in a manner that aligns their interests with stockholders’ interests, we have historically used stock options as the primary incentive vehicle for long-term compensation. Because employees realize value from stock options only if our stock price increases relative to the stock option’s exercise price, we believe stock options provide meaningful incentives to achieve increases in the value of our stock over time.

We historically have used stock options to compensate our Named Executive Officers, both in the form of initial grants in connection with the commencement of employment and additional or “refresher” grants. We have not established a formula or program for determining the size of any equity award, including any annual refresher grants, and the Compensation Committee retains discretion to make equity awards to employees at any time, including in connection with the promotion of an employee, to reward an employee, for retention purposes or in other circumstances recommended by management.

Stock option awards typically vest over a three-year period as follows (subject to continued service, or for Messrs. Auerbach and Lo, continued employment, through the applicable vesting date): one-third of the shares underlying the option vest on the first anniversary of the vesting commencement date, and the remainder of the shares underlying the option vest in equal monthly installments over the following 24 months. We believe this vesting schedule appropriately encourages continued service or employment, as applicable, with the Company while allowing our executives to realize compensation in line with the value they have created for our stockholders. The exercise price of each stock option grant is at least equal to the fair market value of our common stock on the grant date, for which we use the closing price of our common stock on the grant date.

The annual grant of stock options made in February 2017 (set forth below) represents a slight increase from the annual stock option grants made in 2016, but are substantially less than the total equity values granted in 2016 and 2015. In making the 2017 grants, the Compensation Committee was mindful of the larger equity grants made in the past years and sought to realign their equity grant practice with competitive practices. The committee also considered the special RSU grant of October 2016 as partial incentive and compensation for the successful operational preparations for launching our first commercial product in 2017. Thus, the total equity grant to our Chief Executive Officer for 2017, with a grant date value of approximately $1.6 million, is substantially lower than the total grant date value for the equity granted to our Chief Executive Officer in 2016 and 2015 of $9.5 million and $6.8 million, respectively.

During 2017, we made the following annual stock option grants to our Named Executive Officers.

Name	2017 Stock Options (# of Shares)	2016 Stock Options (# of Shares)
Alan H. Auerbach	70,000	66,667
Charles R. Eyler	31,500	30,000
Richard P. Bryce	31,500	41,250
Steven Lo	31,500	30,000

Given our Chief Executive Officer’s substantial roles and responsibilities within the Company, the Compensation Committee determined it was appropriate for Mr. Auerbach to receive a 2017 stock option grant that was, in the aggregate, larger than the 2017 grants of our other Named Executive Officers. In making the 2017 grants the Compensation Committee also sought to provide internal consistency.

In addition, in May 2017, the Compensation Committee decided to grant 21,000 RSUs to Mr. Eyler, to reward him for taking on additional responsibilities for the manufacturing and logistics groups. The RSU award vests over a three-year period (subject to continued service through the applicable vesting date), with one-sixth of the shares underlying the RSU award vesting on each six-month anniversary of May 31, 2017.

Severance and Change in Control Arrangements

Mr. Auerbach’s and Mr. Lo’s employment agreements provide that the executive is eligible to receive severance payments and benefits upon a qualifying involuntary termination of employment, including in connection with a change in control of our Company (as opposed to solely upon a “single-trigger” change in control). We believe that these protections serve to encourage continued attention and dedication to duties without distraction arising from the possibility of a change in control, and provide the business with a smooth transition in the event of such a termination of employment in connection with a transaction. These severance and change in control arrangements are designed to retain certain of our executives in these key positions as we compete for talented executives in the marketplace where such protections are commonly offered. For a detailed description of the severance provisions contained in Mr. Auerbach’s and Mr. Lo’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below.

Other Elements of Compensation and Perquisites

All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our 401(k) plan. Pursuant to our 401(k) plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit, which was $18,000 in 2017, and to have the amount of this reduction contributed to our 401(k) plan. In addition, all of our full-time employees, including our Named Executive Officers, are eligible to participate in our health and welfare plans.

Tax and Accounting Considerations

Section 162(m) of the Code

Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year to its “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of a corporation’s chief executive officer and each of its other three highest compensated officers, other than its chief financial officer, and remuneration that qualified as “performance-based compensation” within the meaning of the Code was exempt from this $1.0 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded. In light of the repeal of the performance-based compensation exception to Section 162(m) of the Code, we may not be able to take a deduction for any compensation in excess of $1.0 million that is paid to a covered employee.

Section 280G of the Code

Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payment. Parachute payments are compensation linked to or triggered by a change in control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation.

Under his employment agreement, Mr. Auerbach may be entitled to a gross-up payment that will make him whole in the event that any parachute payment excise taxes are imposed on him in excess of a certain threshold. We provide this protection to Mr. Auerbach to help ensure that he will be properly incentivized in the event of a potential change in control of the Company to maximize shareholder value in a transaction without concern for potential consequences of the transaction to him.

In approving the compensation arrangements for our named executive officers in the future, the Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, the Compensation Committee may, in its

judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent.

Accounting Standards

ASC Topic 718, Compensation – Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options, restricted stock, performance shares and RSUs under our equity incentive award plans are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis above with our management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Compensation Committee of the Board of Directors

Jay M. Moyes (Chairman)

Adrian M. Senderowicz

Frank Zavrl

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our Named Executive Officers for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Alan H. Auerbach President and Chief Executive Officer	2017	732,527	404,362	—	1,640,430	10,566	(4)	2,787,885
	2016	705,994	542,707	8,152,500	1,442,662	13,840		10,857,703
	2015	651,000	343,372	—	6,838,394	11,260		7,844,026
Charles R. Eyler Senior Vice President, Finance and Administration	2017	406,879	156,648	1,606,500	738,193	19,702	(4)	2,927,922
	2016	384,244	207,255	570,675	649,195	14,023		1,825,392
	2015	344,472	139,580	—	1,417,795	17,458		1,919,305
Richard P. Bryce Chief Medical and Scientific Officer	2017	430,475	175,013	—	738,193	12,630	(4)	1,356,311
	2016	395,431	225,346	1,712,025	892,643	13,840		3,239,285
	2015	371,782	138,427	—	1,593,077	12,664		2,115,950
Steven Lo Chief Commercial Officer	2017	455,261	200,314	—	738,193	12,502	(4)	1,406,270
	2016	435,625	270,143	1,712,025	649,195	14,206		3,081,194
	2015	133,766	1,114,759	—	7,947,658	247		9,196,430

(1)	Reflects discretionary bonuses paid to the Named Executive Officers in respect of services provided during the applicable fiscal year. The bonuses reported for the 2017 calendar year were awarded in February 2018 at the Compensation Committee’s discretion based on services performed in 2017.
(2)

Represents the grant date fair values of RSUs granted during the applicable year determined in accordance with ASC 718 based on the closing stock price of our common stock on the date of grant. For a discussion of valuation assumptions for the stock awards made to executive officers, see Note 8 to our 2017

Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 and filed on March 9, 2018. There can be no assurance that awards will vest (if an award does not vest, no value will be realized by the individual).
(3)	Represents the grant date fair values of stock options granted during the applicable year determined in accordance with ASC 718, based on the number of stock options granted multiplied by the grant date fair value per stock option. For a discussion of valuation assumptions for the stock option grants, see Note 8 to our 2017 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 and filed on March 9, 2018. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC 718.
(4)	For Mr. Auerbach, Mr. Eyler, Dr. Bryce and Mr. Lo, represents life insurance premiums paid by us in the amounts of $870, $10,691, $3,696 and $1,334, respectively, for 2017. For Mr. Auerbach, Mr. Eyler, Dr. Bryce and Mr. Lo, represents matching contributions to our 401(k) plan made by us in the amounts of $9,696, $9,011, $8,934 and $11,168, respectively, for 2017.

Grants of Plan-Based Awards in 2017

The following table sets forth information regarding grants of plan-based awards made to our Named Executive Officers during the year ended December 31, 2017.

Name	Grant Date	Vesting Commencement Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Shares Underlying Options (#)(2)	Exercise or Base Price of Option Awards Per Share ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Alan H. Auerbach	2/16/2017	2/16/2017	—	70,000	37.35	1,640,430
Charles R. Eyler	2/16/2017	2/16/2017	—	31,500	37.35	738,193
	5/31/2017	5/31/2017	21,000	—		1,606,500
Richard P. Bryce	2/16/2017	2/16/2017	—	31,500	37.35	738,193
Steven Lo	2/16/2017	2/16/2017	—	31,500	37.35	738,193

(1)	Amounts reflect the number of RSUs granted under the 2011 Plan that vest over a three-year period (subject to continued service through the applicable vesting date) with one-sixth of the shares underlying the RSU award vesting on each six-month anniversary of the vesting commencement date.
(2)	Amounts reflect the number of stock options granted under the 2011 Plan with one-third of the shares underlying the option vesting on the first anniversary of the vesting commencement date, and the remainder of the shares underlying the option vesting in equal monthly installments over the following 24 months, subject to continued service, or for Messrs. Auerbach and Lo, continued employment, through the applicable vesting date.
(3)	Represents the grant date fair values of equity awards granted during 2017 determined in accordance with ASC 718. For a discussion of valuation assumptions for the equity awards, see Note 8 to our 2017 Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 and filed on March 9, 2018.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Offer Letters and Employment Agreements with Our Named Executive Officers

President and Chief Executive Officer – Alan H. Auerbach

On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. The employment agreement governs the terms of Mr. Auerbach’s employment with us and expired on September 1, 2014, but is subject to automatic one-year renewal terms unless earlier terminated or either we or Mr. Auerbach give written notice of termination 60 days prior to the end of the term. The employment agreement also provides that Mr. Auerbach will be nominated for election to our Board if the term of his directorship expires during the term of the employment agreement.

Pursuant to the employment agreement, Mr. Auerbach will receive an annual base salary, which was initially set at $470,000 (which has increased to $757,260 in 2018), and he is eligible to receive an annual discretionary bonus in an amount up to 50% (which has increased to 65% in 2018) of his base salary (pro-rated for any partial year service), each subject to possible increase in connection with our annual review process. Mr. Auerbach is also eligible under the employment agreement to participate in all benefits offered to our senior executives.

For a discussion of the payments and other benefits to which Mr. Auerbach is entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us, see “Potential Payments Upon a Termination or Change in Control” below.

Mr. Auerbach’s employment agreement contains customary confidentiality and assignment of inventions provisions that survive the termination of the employment agreement for an indefinite period. The employment agreement also contains non-solicitation and non-disparagement provisions extending until 18 months following the termination of his employment with us.

Other Named Executive Officers – Charles R. Eyler, Richard P. Bryce and Steven Lo

We have entered into letter agreements with each of our other Named Executive Officers, Messrs. Eyler and Lo and Dr. Bryce. These Named Executive Officers are at-will employees and each letter agreement provides for an initial salary and target bonus expressed as a percentage of their salary, which are subject to increase at the discretion of the Compensation Committee, discretionary annual performance bonuses subject to the attainment of performance criteria established and evaluated by us, and an initial option grant that vests over a 3 or 4 year period. Each letter agreement also provides that the executive is eligible to participate in all health, welfare, savings and retirement plans, practices, policies and programs maintained or sponsored by us from time to time for the benefit of similarly situated employees.

Additionally, Mr. Lo’s letter agreement from 2015 includes certain payments and other benefits to which Mr. Lo is entitled in the event of certain qualifying terminations, including certain terminations in connection with a change in control of us. Please see “Potential Payments Upon a Termination or Change in Control” below for a description of these provisions.

The letter agreements also contain a customary non-solicitation provision and, in connection with their entry into the letter agreements, each of Messrs. Eyler and Lo and Dr. Bryce entered into our standard proprietary information and inventions agreement.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth summary information regarding the outstanding equity awards held by our Named Executive Officers at December 31, 2017.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Alan H. Auerbach(2)	200,000	—		3.75	2/13/2022	—		—
	150,000	—		19.34	12/17/2022	—		—
	150,000	—		44.08	10/25/2023	—		—
	150,000	—		195.33	12/12/2024	—		—
	112,500	37,500	(3)	76.54	10/4/2025	—		—
	35,185	31,482	(4)	35.61	5/22/2026	—		—
	—	—		—	—	100,020	(5)	9,886,977
	—	70,000	(6)	37.35	2/16/2027	—		—
Charles R. Eyler	90,000	—		3.75	2/13/2022	—		—
	22,500	—		19.34	12/17/2022	—		—
	31,500	—		41.50	11/16/2023	—		—
	31,500	—		223.32	11/19/2024	—		—
	23,625	7,875	(7)	75.52	10/5/2025	—		—
	15,833	14,167	(8)	35.61	5/22/2026	—		—
	—	—		—	—	7,002	(9)	692,148
	—	31,500	(6)	37.35	2/16/2027	—		—
	—	—		—	—	17,502	(10)	1,730,073
Richard P. Bryce	67,000	—		11.30	6/26/2022	—		—
	36,750	—		55.20	7/9/2023	—		—
	31,500	—		65.66	7/6/2024	—		—
	26,250	5,250	(11)	87.88	7/31/2025	—		—
	21,770	19,480	(8)	35.61	5/22/2026	—		—
	—	—		—	—	21,005	(9)	2,076,344
	—	31,500	(6)	37.35	2/16/2027	—		—
Steven Lo	84,375	65,625	(12)	95.22	9/5/2025	—		—
	15,833	14,167	(4)	35.61	5/22/2026	—		—
	—	—		—	—	21,005	(9)	2,076,344
	—	31,500	(6)	37.35	2/16/2027	—		—

(1)	Market value is determined based on the closing price of our common stock on December 29, 2017 of $98.85 per share.
(2)	In addition to the awards reflected above, Mr. Auerbach holds a warrant that was issued in 2011 and is exercisable until October 2021 for 2,116,250 shares of our common stock at $16 per share.
(3)	One-third of the option vests on the first anniversary of the vesting commencement date of September 1, 2015 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(4)	One-third of the option vests on the first anniversary of the vesting commencement date of May 25, 2016 and then one thirty-sixth monthly thereafter, subject to continued service. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

(5)	One-sixth of the RSU award vests on each six-month anniversary of the vesting commencement date of July 19, 2016, subject to continued service. In addition, this award may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(6)	One-third of the option vests on the first anniversary of the vesting commencement date of February 16, 2017 and then one thirty-sixth monthly thereafter, subject to continued service, or in the case of Messrs. Auerbach and Lo, subject to continued employment. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.
(7)	One-third of the option vests on the first anniversary of the vesting commencement date of September 1, 2015 and then one thirty-sixth monthly thereafter, subject to continued service.
(8)	One-third of the option vests on the first anniversary of the vesting commencement date of May 25, 2016 and then one thirty-sixth monthly thereafter, subject to continued service.
(9)	One-sixth of the RSU award vests on each six-month anniversary of the vesting commencement date of July 19, 2016, subject to continued service.
(10)	One-sixth of the RSU award vests on each six-month anniversary of the vesting commencement date of May 31, 2017, subject to continued service.
(11)	One-third of the option vests on the first anniversary of the vesting commencement date of June 20, 2015 and then one thirty-sixth monthly thereafter, subject to continued service.
(12)	One-quarter of the option vests on the first anniversary of the vesting commencement date of September 8, 2015, and then one forty-eighth monthly thereafter, subject to continued employment. In addition, this option may accelerate and vest under certain circumstances described more fully under “Potential Payments Upon a Termination or Change in Control” below.

Option Exercised and Stock Vested

The following table shows the number of shares of common stock acquired by each Named Executive Officer during 2017 upon the exercise of options or the vesting of RSUs during 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Alan H. Auerbach	—	—	49,980	3,277,439
Charles R. Eyler	—	—	6,996	599,820
Richard P. Bryce	35,000	3,341,400	10,495	688,240
Steven Lo	—	—	10,495	688,240

(1)	Represents the price at which shares acquired upon exercise of the stock options were sold, net of the exercise price for acquiring shares.
(2)	Represents the amounts realized based on the fair market value of our stock on the vesting date.

Pension Benefits and Nonqualified Deferred Compensation

During the fiscal year ended December 31, 2017, we did not have any plans in place for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax qualified deferred contribution plans and nonqualified deferred contribution plans.

Potential Payments Upon a Termination or Change in Control

Alan H. Auerbach. On January 19, 2012, we entered into an employment agreement with Alan H. Auerbach, our President and Chief Executive Officer. Pursuant to the employment agreement, in the event Mr. Auerbach’s employment is terminated by us without “cause” or by Mr. Auerbach for “good reason” 60 days prior to, or 18 months following, a “change in control” (each as defined in the employment agreement and described below), he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	a lump sum payment equal to two times the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs;

•	all unvested equity-based incentive awards will immediately vest in connection with such termination of employment on the later of the change in control and the termination date, and will remain exercisable (as applicable) for a period of up to 12 months from the date of the termination; and

•	up to 18 months continuation of healthcare benefits to him and his dependents.

In the event a change in control occurs and an excise tax is imposed as a result of any compensatory payments made to Mr. Auerbach in connection with such change in control, we will either (i) reduce the payments made to Mr. Auerbach such that the excise tax will not be imposed or (ii) in certain circumstances where such reduction would result in payments to Mr. Auerbach below a certain threshold, pay the entire (unreduced) payments and also pay or reimburse Mr. Auerbach an amount equal to any such excise tax plus any taxes resulting from such payments.

In the event Mr. Auerbach’s employment is terminated without “cause” or by Mr. Auerbach for “good reason,” in each case outside of the change in control context described above, then Mr. Auerbach will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	an amount equal to the sum of his base salary and the maximum bonus to which he would be eligible to receive for the year in which the termination occurs, payable over a period of one year following such termination in substantially equal installments; and

•	up to 18 months continuation of healthcare benefits to him and his dependents.

All severance benefits are contingent upon Mr. Auerbach’s execution and non-revocation of a general release of claims in favor of us. Under the terms of Mr. Auerbach’s employment agreement:

•	“Cause” is generally defined as (i) the willful failure, disregard or refusal by the executive to perform his duties; (ii) any willful, intentional or grossly negligent act by the executive that injures in a material way our business or reputation; (iii) willful misconduct by the executive in respect of his duties or obligations; (iv) the executive’s commission of any felony or a misdemeanor involving moral turpitude (including entry of a nolo contendere plea to any such charge); (v) the determination by us, after a reasonable and good-faith investigation following a written allegation by another employee of us that the executive engaged in some form of harassment prohibited by law, unless the executive’s actions were specifically directed by the board; (vi) any misappropriation or embezzlement of our property; (vii) breach by the executive of his obligations with respect to confidentiality, non-solicitation and non-disparagement or of any of his representations or warranties under the employment agreement; and (viii) material breach by the executive of any other provision of the employment agreement which is not cured within a specified timeframe.

•	“Good reason” is generally defined as: (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment agreement; (iv) a direction to the executive to take any action that violates any applicable legal or regulatory requirement; or (v) any other action or inaction that constitutes a material breach by us of our obligations under the employment agreement.

•

A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our Board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Steven Lo. On August 17, 2015, we entered into an employment letter agreement with Steven Lo, our Chief Commercial Officer. Pursuant to the letter agreement, in the event Mr. Lo’s employment is terminated by us without “cause” or by Mr. Lo for “good reason” (each as defined in the letter agreement and described below) he will be entitled to receive, in addition to any accrued but unpaid compensation and benefits:

•	12 months base salary, to be paid in substantially equal installments in accordance with the Company’s standard payroll policies;

•	up to 12 months continuation of healthcare benefits to him and his dependents; and

•	if the termination occurs on or within the 18 months following a “change in control” (as defined in the letter agreement and described below), all unvested equity-based incentive awards will immediately vest on the termination date.

All severance benefits are contingent upon Mr. Lo’s execution and non-revocation of a general release of claims in favor of us. Under the terms of Mr. Lo’s employment agreement:

•	“Cause” is generally defined as (i) the unauthorized use or disclosure of confidential information or trade secrets of the Company or any other material breach of a written agreement between the executive and the Company, including without limitation a material breach of any employment or confidentiality agreement; (ii) the executive’s indictment for, or the entry of a plea of guilty or nolo contendere by the executive to, a felony under the laws of the United States or any state thereof or other foreign jurisdiction or any crime involving dishonesty or moral turpitude; (iii) the executive’s gross negligence or willful misconduct or the executive’s willful or repeated failure or refusal to substantially perform assigned duties; (iv) any act of fraud, embezzlement, material misappropriation or dishonesty committed by the executive against the Company; or (v) any acts, omissions or statements by an executive which the Company reasonably determines to be materially detrimental or damaging to the reputation, operations, prospects or business relations of the Company.

•	“Good reason” is generally defined as (i) a material diminution in the executive’s base salary, excluding any reduction applicable equally to all of our executive officers following a material decline in our earnings, public image, or performance; (ii) a material diminution in the executive’s authority, duties or responsibilities; and (iii) a change in the geographic location at which the executive must perform services to a location that is greater than 25 miles from our principal place of business as of the date of the employment agreement.

•	A “change in control” is generally defined as: (i) the consummation of a transaction where any persons become the beneficial owners of Company securities representing more than 50% of the total combined voting power of our securities after such acquisition; (ii) a change in the composition of the board such that during any period of two consecutive years, individuals who originally formed our Board, together with certain new directors, at the beginning of such period cease for any reason to constitute a majority of the board; (iii) us merging, consolidating, reorganizing or combining with another corporation or entity or a sale or other disposition of all or substantially all of our assets or an acquisition of assets or stock of another entity, in each case, where our stockholders prior to the transaction own less than 50% of the outstanding voting securities of the surviving corporation or entity; or (iv) our stockholders approving a liquidation or dissolution of us.

Terms of Equity Awards. Under the terms of the 2011 Plan, if, in the event of a change in control (as defined above), the successor corporation does not assume or substitute the then outstanding equity awards, such equity awards will immediately vest or become exercisable and be deemed exercised immediately prior to the change in control, as applicable.

Summary of Potential Payments

The following table summarizes the payments that would have been made to Mr. Auerbach and Mr. Lo upon the occurrence of a qualifying termination of employment (whether or not in connection with a change in control), assuming that Mr. Auerbach’s and Mr. Lo’s termination of employment with our Company occurred on December 31, 2017. Amounts shown do not include (i) accrued but unpaid salary through the date of termination, and (ii) other benefits earned or accrued by Mr. Auerbach and Mr. Lo during employment that are available to all salaried employees, such as accrued vacation. In addition, the following table does not include our other Named Executive Officers because they would not be entitled to any payments and/or benefits upon a qualifying termination and/or change in control. The following table also assumes that a successor corporation would assume or provide substitute equity awards in a change in control.

Name	Termination Without Cause or With Good Reason (Not in Connection with Change in Control) ($)	Termination Without Cause or With Good Reason (In Connection with Change in Control) ($)
Alan Auerbach
Cash Severance(1)	1,102,806	2,205,612
Continued Health Benefits	15,593	15,593
Acceleration of Equity Awards	—	17,019,524	(2)
280G Excise Tax Gross-Up	—	2,119,431	(3)
Total	1,118,399	21,360,160
Steven Lo
Cash Severance	455,260	455,260
Continued Health Benefits	32,253	32,253
Acceleration of Equity Awards	—	5,147,734	(2)
Total	487,513	5,635,247

(1)	For purposes of calculating Mr. Auerbach’s cash severance, his actual 2017 bonus was determined to be the maximum bonus payable for the year of termination under his severance calculations.
(2)	Represents the sum of the values attributable to the accelerated vesting of the unvested portion of all outstanding shares of stock options and restricted stock units held by the executive officer as of December 31, 2017. The value of the accelerated equity awards was calculated based on the closing price of our common stock on December 29, 2017 of $98.85 per share.
(3)	Represents gross-up for excise taxes that would be payable to Mr. Auerbach under his employment agreement if he had been terminated in connection with a change in control on December 31, 2017.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Alan Auerbach, our President and Chief Executive Officer (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

•	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $445,782; and

•	the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $2,787,885.

Based on this information, for 2017, the annual total compensation of our CEO was approximately 6.25 times the median of the annual total compensation of all of our employees (other than the CEO).

Employee Population

The Company used our employee population data as of December 31, 2017, as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 317 individuals, excluding our Chief Executive Officer. Our employee workforce for purposes of our pay ratio calculation consists of full-time employees.

Methodology for Determining Our Median Employee

To identify the median employee from our employee population, we calculated each employee’s 2017 base salary, actual bonus paid in 2017 and grant-date fair value of equity awards granted in 2017, as equity awards are widely distributed throughout our employee base. In identifying the median employee, we annualized the compensation of all full-time employees who were new-hires in 2017 and on leave of absence in 2017.

Annual Total Compensation

With respect to the annual total compensation of the employee who represents our median compensated employee, we calculated such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We used the amount reported in the “Total” column of our 2017 Summary Compensation Table included in this Proxy Statement for the annual total compensation of our CEO.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth the equity awards outstanding under the Plans as of December 31, 2017:

Plan Category	Number of Shares to be issued upon exercise of outstanding options, warrants and rights (#)		Weighted- average exercise price of outstanding options, warrants and rights ($)(1)	Number of Shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column) (#)
Equity compensation plan approved by security holders(2)	7,772,175	(3)	87.91	2,650,569
Equity compensation plans not approved by security holders(4)	233,250	(5)	—	766,750

Total	8,005,425		87.91	3,417,319

(1)	Represents the weighted-average exercise price of outstanding options. Outstanding RSUs vest and convert to shares of common stock without the payment of consideration. Therefore the weighted-average exercise price of outstanding options excludes RSUs issued under the equity compensation plans.
(2)	Consists of the 2011 Plan.
(3)	Represents 6,134,513 shares underlying outstanding options and 1,637,662 shares of unvested RSUs as of December 31, 2017.
(4)	Consists of the Inducement Plan.
(5)	Represents 233,250 shares of unvested RSUs as of December 31, 2017.

2017 Employment Inducement Incentive Award Plan

In April 2017 our Board of Directors adopted the Inducement Plan. Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan is not required as a condition of the effectiveness of the Inducement Plan as the plan will be used to provide equity grants solely to, and in connection with the hiring of, new employees. A description of the principal features of the Inducement Plan is set forth below.

Eligibility and Administration

Only certain prospective employees of the Company are eligible to participate in the Inducement Plan. The Inducement Plan is administered by our Compensation Committee. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Inducement Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Inducement Plan, including any vesting and vesting acceleration conditions. Awards must be approved by the Compensation Committee or a majority of our independent directors and the authority to grant awards under the Inducement Plan may not be delegated.

Limitation on Awards and Shares Available

The maximum number of shares of our common stock authorized for issuance under the Inducement Plan is 1,000,000 shares (the “Inducement Plan Share Limit”).

The following types of shares are added back to the available share limit under the Inducement Plan: (x) shares subject to awards under the Inducement Plan that are forfeited, expire or are settled for cash and (y) shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards. However, the following types of shares are not added back to the available share limit under the Inducement Plan: (A) shares subject to a stock appreciation right (“SAR”) that are not issued in connection with the stock settlement of the SAR on its exercise, (B) shares purchased on the open market with the cash proceeds from the exercise of options and (C) shares tendered or withheld to satisfy grant or exercise price or tax withholding obligations associated with an award. Shares issued under the Inducement Plan may be treasury shares or authorized but unissued shares.

Awards

The Inducement Plan provides for the grant of stock options, including non-qualified stock options, restricted stock, dividend equivalents, stock payments, RSUs, deferred stock, performance shares, other incentive awards, SARs, and performance awards (including cash awards). Certain awards under the Inducement Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the Inducement Plan are to be set forth in award agreements, which detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards are generally settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

•	Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant, except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to stock options, and may include continued service, performance and/or other conditions.

•	Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

•	Restricted Stock; Deferred Stock; RSUs and Performance Shares. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price, or that are acquired pursuant to the early exercise of an option. No dividends are payable with respect to restricted stock prior to vesting unless and until the vesting conditions are subsequently satisfied. Deferred stock and RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance shares are contractual rights to receive a range of shares of our common stock in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Conditions applicable to restricted stock, deferred stock, RSUs and performance shares may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•	Stock Payments; Other Incentive Awards and Cash Awards. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.

•	Dividend Equivalents. Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our common stock and may be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend payment dates during the period between the date an award is granted and the date such award terminates or expires, as determined by the plan administrator. In addition, dividend equivalents will only be paid out to the holder to the extent that such vesting conditions of the underlying award are subsequently satisfied. Dividend equivalents will not be payable on options or SARs, unless otherwise determined by the plan administrator.

Certain Transactions

The plan administrator has broad discretion to equitably adjust the provisions of the Inducement Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Inducement Plan and outstanding awards. In the event of a change in control of our company (as defined in the Inducement Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity declines to assume or substitute for some or all outstanding awards, then all such awards will vest in full and be deemed exercised (as applicable) upon the transaction. Individual award agreements may provide for additional accelerated vesting and payment provisions.

Foreign Participants; Transferability, Repricing and Participant Payments

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Inducement Plan are generally non-transferable prior to vesting and exercisable only by the participant. The Inducement Plan requires stockholder approval to reprice any award of stock options or SARs (whether through a reduction of the applicable price per share or the cancellation and substitution of such an award with another award when the price per share for such award exceeds the fair market value of the underlying shares). With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Inducement Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

Stockholder Approval; Plan Amendment and Termination

Pursuant to applicable stock exchange rules, stockholder approval of the Inducement Plan was not required as a condition of the effectiveness of the Inducement Plan. The Board of Directors may amend or terminate the Inducement Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that reduces the price per share of any outstanding option or SAR granted under the Inducement Plan or that cancels any stock option or SAR in exchange for cash or another award when the option or SAR price per share exceeds the fair market value of the underlying shares.

AUDIT MATTERS

Audit Committee Report

Following is the report of the Audit Committee with respect to the Company’s audited financial statements as of and for the year ended December 31, 2017 and the notes thereto.

Responsibilities. The Audit Committee operates under a written charter adopted by the Board. The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board. The Company’s management has the primary responsibility for the Company’s financial statements as well as its financial reporting process and principles, internal controls and disclosure controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is also responsible for establishing and maintaining internal controls over financial reporting (as defined in Exchange Act Rule 13a-15(f)) and for evaluating the effectiveness of those internal controls and for evaluating any changes in those controls that will, or is reasonably likely to, affect internal controls over financial reporting. Management is also responsible for establishing and maintaining disclosure controls (as defined in Exchange Act Rule 13a-15(e)) and for evaluating the effectiveness of disclosure controls and procedures. The independent registered public accounting firm for the periods referenced above, KPMG or PKF, LLP (formerly PKF, Certified Public Accountants, A Professional Corporation) (“PKF”), as applicable, is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles and is also responsible for expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting.

Review with Management and Independent Registered Public Accountants. The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2017 with management of the Company and with the Company’s independent registered public accounting firm for the year then ended, KPMG. The Audit Committee has also reviewed and discussed with management and KPMG the quarterly financial statements for each quarter in such fiscal year, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, KPMG’s evaluation of the Company’s internal control over financial reporting as of that date, and audit plans and results. The Audit Committee has also discussed with KPMG those matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of KPMG with the Audit Committee concerning the accountant’s independence, and has discussed with KPMG its independence from the Company and its management.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017.

Audit Committee of the Board of Directors

Jay M. Moyes (Chairman)

Troy E. Wilson

Frank E. Zavrl

Independent Registered Public Accountants

On March 23, 2017, the Audit Committee approved and appointed KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017. In connection with the engagement of KPMG, the Company notified PKF of its dismissal as the Company’s independent registered public accounting firm effective as of that date.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through March 23, 2017, neither the Company nor anyone on its behalf consulted KPMG regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement or a reportable event.

The audit reports of PKF on the Company’s financial statements for each of the fiscal years ended December 31, 2016 and 2015 did not contain an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through March 23, 2017, there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to that Item) with PKF on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of PKF, would have caused PKF to make reference to the subject matter of the disagreement in connection with its report.

During the fiscal years ended December 31, 2016 and 2015, and the subsequent interim period through March 23, 2017, there was no “reportable event” (as that term is defined in 304(a)(1)(v) of Regulation S-K).

The Company provided PKF with a copy of the Current Report on Form 8-K filed on March 24, 2017 prior to its filing with the SEC and requested PKF to furnish the Company with a letter addressed to the SEC stating whether PKF agrees with the statements contained therein. A copy of PKF’s letter dated March 24, 2017 was filed as Exhibit 16.1 to the Current Report on Form 8-K.

Audit and Non-Audit Fees

As described above, PKF was our independent registered public accounting firm for the fiscal year ended 2016.

The following table presents fees for professional services provided by KPMG and PKF for the audit of and other services rendered to us during the fiscal years ended December 31, 2017 and 2016, respectively.

	2017	2016
Audit Fees	$721,438	$222,484
Audit-Related Fees	—	—
Tax Fees	10,000	8,000
All Other Fees	—	54,063

Total Fees	$731,438	$284,547

Audit Fees

This category includes fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. This category also includes fees associated with advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our interim financial statements, statutory audits and the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act of 2002 with respect to the fiscal years ended December 31, 2017 and 2016.

Audit-Related Fees

This category includes fees associated with employee benefit plan audits, internal control reviews, accounting consultations, and attestation services that are not required by statute or regulation.

Tax Fees

This category includes fees for tax planning for merger and acquisition activities, tax consultations, the review of income tax returns and assistance with state tax examinations.

All Other Fees

During the fiscal year ended December 31,2016, this category included fees for review work performed on a prospectus supplement related to a financing.

Pre-Approval Policies and Procedures

For the fiscal years ended December 31, 2017 and 2016, our Audit Committee approved the audit-related and non-audit related services performed by KPMG and PKF, respectively, and associated fees. The Audit Committee determined that the rendering of the non-audit services was compatible with maintaining the independence of KPMG and PKF, as applicable.

For the fiscal year ending December 31, 2018, our Audit Committee pre-approved audit-related and non-audit related services not prohibited by law to be performed by KPMG, our independent registered public accountants for such period, and estimated fees. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding our engagement of the independent auditor, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities to our management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent auditor. Audit committee pre-approval of non-audit services (other than review and attestation services) also will not be required if such services fall within available exceptions established by the SEC.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of our Board has selected KPMG LLP as our independent registered public accountants for the year ending December 31, 2018, and the Board has directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the annual meeting. A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

If the stockholders fail to ratify the selection of KPMG LLP as our independent registered public accountants for the year ending December 31, 2018, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of us and our stockholders.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

PROPOSAL 3

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(“SAY-ON-PAY VOTE”)

Background

Section 14A of the Exchange Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules.

Summary

Our executive compensation is designed to attract, motivate and retain our executive officers, who are critical to our success. Our Named Executive Officers are rewarded for the achievement of our financial and strategic goals and for driving corporate financial performance and stability through the award of base salaries, the opportunity to earn annual cash bonuses and the award of stock options (and RSUs). The pay mix provided to our Named Executive Officers is designed to align the interests of our executives with those of our stockholders. The following summarizes some of our 2017 business highlights and the key aspects of our executive compensation program. We urge our stockholders to review the “Compensation Discussion and Analysis” and “Summary Compensation Table” sections of this proxy statement for more information.

2017 Business Highlights

2017 was a milestone year for Puma as we launched our first and only commercial product. Prior to 2017, our efforts and resources had been focused primarily on acquiring and developing our pharmaceutical technologies, raising capital and recruiting personnel. In July 2017, the FDA approved NERLYNX, for the extended adjuvant treatment of adult patients with early stage HER2-overexpressed/amplified breast cancer following trastuzumab-based therapy. NERLYNX is our sole source of revenue. Total revenue for 2017 was approximately $27.7 million compared to $0 for 2016.

Executive Compensation Program Highlights for 2017

In 2017, upon consideration of our 2016 performance and compensation practices, as well as the retention value of unvested equity held, the Compensation Committee significantly reduced the equity award value, and thus total direct compensation, granted to our Chief Executive Officer in 2017 from 2016 and 2015. Total direct compensation for our Chief Executive Officer in 2017 was approximately $2.8 million compared with approximately $10.8 million and $7.8 million for 2016 and 2015, respectively.

In 2017, discretionary cash bonuses were granted at 110% of target bonus opportunity for each of our Named Executive Officers based largely on “exceeding expectations” regarding the successful hiring and training of our commercial sales force and the FDA approval of NERLYNX and commercial launch of the Company’s first ever commercial product.

Effective January 1, 2017 base salaries were increased 3% for all Named Executive Officers. Effective August 1, 2017, Dr. Bryce’s salary was further increased in connection with his promotion to serve as Chief Medical and Scientific Officer.

Advisory Vote on Executive Compensation

Until this year, we conducted our say-on-pay vote every three years. At our 2015 annual meeting of stockholders, we held our last say-on-pay vote, and received 91% approval by our stockholders of the compensation of our Named Executive Officers. This year we are recommending that our stockholders approve a say-on-pay vote every year as we believe this provides more consistent and meaningful feedback regarding our compensation practices.

Equity Aligned with the Long-Term Interests of our Stockholders

We believe that our compensation programs strongly align our executives’ interests with those of our stockholders. We have historically used stock options as a key equity incentive vehicle because our executives are able to benefit from stock options only if the market price of our common stock increases relative to the option’s exercise price, which provides meaningful incentives to our executives to achieve increases in the value of our stock over time. As a result, stock options are an effective tool for meeting our compensation goal of increasing long-term stockholder value by tying the value of these awards to our future performance. Because vesting is based on continued service, our equity-based incentives encourage the retention of our Named Executive Officers during the award vesting period.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND RELATED NARRATIVE DISCLOSURE.

PROPOSAL 4

ADVISORY VOTE REGARDING THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

(“FREQUENCY VOTE”)

Background

In accordance with Section 14A of the Exchange Act, we are requesting your advisory, non-binding vote regarding the frequency with which stockholders should have an opportunity to provide a say-on-pay vote. We are providing stockholders the option of selecting a frequency of every one, two or three years, or abstaining.

Our stockholders previously supported a frequency vote of every three years, and our say-on-pay proposals have received approximately 91% approval in 2015 and 82% approval in 2012. We believe that an advisory say-on-pay vote every year provides a more meaningful, consistent and coherent communication between the Company and our stockholders on the compensation of our named executive officers, enabling our stockholders to provide their approval or disapproval of our executive compensation each year. Therefore, we recommend that our stockholders select a frequency of every one year until the next advisory vote on the frequency of future say-on-pay votes.

This recommendation could be modified in future years if it becomes apparent a less frequent vote is more meaningful or is recommended by corporate governance best practices.

Board Recommendation

OUR BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR “1 Year” AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

OTHER MATTERS

Policies and Procedures for Review, Approval or Ratification of Transactions with Related Persons

Under our written Related Party Transactions Policy and Procedures, a related party transaction (as defined below) may be consummated or may continue only if the Audit Committee of our Board approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. If advance Audit Committee approval of a related party transaction requiring the Audit Committee’s approval is not practicable, a related party transaction may be preliminarily entered into by management subject to ratification of the transaction by the Audit Committee; provided that if ratification is not forthcoming, management shall make all reasonable efforts to cancel or annul such transaction. Management shall update the Audit Committee as to any material changes to any approved or ratified related party transaction and shall provide a status report at least annually at a regularly scheduled meeting of the Audit Committee of all then current related party transactions.

For the purposes of our policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party (as defined below) had, has or will have a direct or indirect interest. A “related party” includes (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (ii) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (iii) any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and (iv) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and officers, and persons who beneficially own more than ten percent (10%) of our Common Stock, who are hereinafter collectively referred to as the Reporting Persons, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership of our Common Stock on Forms 3, 4 and 5. Reporting Persons are required by applicable SEC rules to furnish us with copies of all such forms filed with the SEC pursuant to Section 16(a) of the Exchange Act. To our knowledge, based solely on our review of the copies of the Forms 3, 4 and 5 received by us during the fiscal year ended December 31, 2017 and written representations that no other reports were required, we believe that all reports required to be filed by such persons with respect to the Company’s fiscal year ended December 31, 2017 were timely filed, except that Robert Charnas, our then Senior Vice President of Regulatory Affairs and Project Management, filed late a Form 4 on February 2, 2017 due to an administrative error in the number of shares originally timely reported.

Stockholder Proposals and Nominations

Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in the 2019 proxy statement, your proposal must be received by us no later than December 31, 2018, and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

Proposals and Nominations Pursuant to Our Second Amended and Restated Bylaws. Under our Bylaws and based on the anniversary date of the 2018 annual meeting as currently scheduled, in order to nominate a director or bring any other business before the stockholders at our next annual meeting of stockholders that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us no earlier than February 12, 2019 and no later than March 14, 2019. In the event the annual meeting is convened on a date more than 30 days before or more than 60 days after such anniversary date, such notice must be received not earlier than the 120th day prior to such annual meeting nor later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our Bylaws and the nomination or proposal must contain the specific information required by our Bylaws. You may write to our Corporate Secretary at our principal executive offices, Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Corporate Secretary, to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under our Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for notices of annual meetings, proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a single notice of the annual meeting of stockholders, or copy of the proxy statement and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, direct your written request to Puma Biotechnology, Inc., 10880 Wilshire Boulevard, Suite 2150, Los Angeles, CA 90024, Attention: Investor Relations, or contact Investor Relations by telephone at (424) 248-6500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

Incorporation by Reference

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act or the Exchange Act, which might incorporate future filings made by us under those statutes, the Compensation Committee Report and the Audit Committee Report will not be incorporated by reference into any of those prior filings, nor will the reports be incorporated by reference into any future filings made by us under those statutes. In addition, information on our website, other than our Annual Report, proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements

This Proxy Statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements related to risks associated with our compensation programs. All forward-looking statements included in this Proxy Statement involve risks and uncertainties that could cause the Company’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors, which include, but are not limited to, the Company’s dependence on the commercial success of NERLYNX® (neratinib), the Company’s history of operating losses and its expectation that it will continue to incur losses for the foreseeable future; risks and uncertainties related to the Company’s ability to achieve or sustain profitability; the Company’s ability to predict its future prospects and forecast its financial performance and growth; failure to obtain sufficient capital to fund the Company’s operations; the effectiveness of sales and marketing efforts; the Company’s ability to obtain regulatory approval of NERLYNX outside the United States; the Company’s ability to obtain FDA approval or other regulatory approvals in the United States or elsewhere for other indications for neratinib or other product candidates; the challenges associated with conducting and enrolling clinical trials; the risk that the results of clinical trials may not support the Company’s drug candidate claims; the risk that physicians and patients may not accept or use the Company’s products; the Company’s reliance on third parties to conduct its clinical trials and to formulate and manufacture its drug candidates; risks pertaining to securities class action, derivative and defamation lawsuits; the Company’s dependence on licensed intellectual property; and the other risk factors disclosed in the periodic and current reports filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update these forward-looking statements, except as required by law.

Other Business

As of the date of this proxy statement, the Board knows of no other business that will be presented for consideration at the 2018 annual meeting. If other proper matters are presented at the 2018 annual meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of the Board of Directors,

Alan H. Auerbach
Chairman, President, Chief Executive Officer and Secretary

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945 Address Change? Mark box, sign, and indicate changes below: TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. The Board of Directors Recommends a Vote “FOR” the election of the director nominees in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and “1 Year” for Proposal 4. 1. Election of 01 Alan H. Auerbach 04 Adrian M. Senderowicz Vote FOR all nominees Vote WITHHELD directors: 02 Michael P. Miller 05 Troy E. Wilson (except as marked) from all nominees 03 Jay M. Moyes 06 Frank E. Zavrl Please fold here – Do not separate (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Ratification of the selection of KPMG LLP as independent registered public accounting firm of Puma Biotechnology, Inc. for the fiscal year ending For Against Abstain December 31, 2018. 3. Advisory (non-binding) vote to approve the compensation of Puma For Against Abstain Biotechnology, Inc.’s named executive officers. 4. Advisory (non-binding) vote to approve the frequency of futur 1 Year 2 Years 3 Years Abstain votes on Puma Biotechnology, Inc.’s executive compensation. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS Sample THE BOARD RECOMMENDS. Date Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

PUMA BIOTECHNOLOGY, INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, June 12, 2018 1:00 p.m. local time At Corporate Headquarters Puma Biotechnology, Inc. 10880 Wilshire Blvd., Suite 2150 Los Angeles, California 90024 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders of Puma Biotechnology, Inc. on Tuesday, June 12, 2018. The shares of stock you hold in your account will be voted as you specify on the reverse side. You are entitled to vote at the Annual Meeting of Stockholders if you were a holder of record of Puma Biotechnology, Inc. Common Stock at the close of business on April 20, 2018. If no choice is specified, the proxy will be voted “FOR” the election of the director nominees in Proposal 1, “FOR” Proposal 2, “FOR” Proposal 3, and “1 Year” for Proposal 4. By signing the proxy, you revoke all prior proxies and appoint Alan H. Auerbach and Charles R. Eyler, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. _ _ INTERNET/MOBILE PHONE MAIL www.proxypush.com/pbyi 1-866-883-3382 Mark, sign and date your proxy Use the Internet to vote your proxy Use a touch-tone telephone to card and return it in the until 12:00 noon (CT) on vote your proxy until 12:00 noon (CT) postage-paid envelope provided. June 11, 2018. on June 11, 2018. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.